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                                                                    Exhibit 10.2

                                 LEASE AGREEMENT


                                 By and Between


                          GATEWAY ECONOMIC DEVELOPMENT
                        CORPORATION OF GREATER CLEVELAND


                                       and


                       CLEVELAND INDIANS BASEBALL COMPANY
                               LIMITED PARTNERSHIP






                            Dated as of July 3, 1991



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                                TABLE OF CONTENTS

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ARTICLE I ..........................................................DEFINITIONS
    1.1      Definitions...................................................  2
    1.2      Accounting Terms.............................................. 17

ARTICLE II   LEASED PREMISES............................................... 18

ARTICLE III  ISSUANCE OF BONDS AND OTHER FINANCING......................... 18
    3.1      Approval of Financing......................................... 18
    3.2      Nonrecourse Obligations as to the Lessee...................... 18
    3.3      Senior Bonds, Subordinated Bonds and Luxury Tax
             Receipts...................................................... 18
    3.4      Stadium Revenue Bonds......................................... 19

ARTICLE IV   CONSTRUCTION OF THE BASEBALL FACILITY......................... 19
    4.1      Project Design................................................ 19
    4.2      Construction Contracts.  ..................................... 20
    4.3      Design and Construction Consultants........................... 20
    4.4      Design and Construction Documents............................. 20
    4.5      Resolution of Objections to Design Documents.................. 22
    4.6      Bidding; Revisions............................................ 23
    4.7      Cost Savings.................................................. 25
    4.8      Deferred Construction Items................................... 25
    4.9      Completion Guaranty........................................... 25
    4.10     Parking....................................................... 26

ARTICLE V    TERM.......................................................... 27
    5.1      Term.......................................................... 27
    5.2      Completion.................................................... 27
    5.3      Gateway Failure to Timely Commence Construction............... 28
    5.4      Late Completion Remedies...................................... 29
    5.5      Extension Options............................................. 30

ARTICLE VI   RENT.......................................................... 31
    6.1      Rent.......................................................... 31
    6.2      Payments...................................................... 31
    6.3      Audit......................................................... 31

ARTICLE VII  ALTERATIONS BY THE LESSEE..................................... 32
    7.1      Alterations and Additions by the Lessee....................... 32
    7.2      Placement of Heavy Equipment.................................. 33

ARTICLE VIII USE OF BALLPARK............................................... 33
    8.1      Lessee's Use.................................................. 33
    8.2      Gateway's Use................................................. 34
    8.3      Operator's Use................................................ 34
    8.4      Special Events................................................ 34
    8.5      Lessee's Management Approval Rights........................... 35

ARTICLE IX   INSURANCE AND SUBROGATION..................................... 36
    9.1      Gateway's Insurance........................................... 36


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    9.2      Lessee's Insurance............................................ 36
    9.3      Insurance Requirements........................................ 37
    9.4      Certificates.................................................. 37
    9.5      Waiver of Subrogation......................................... 37

ARTICLE X    MAINTENANCE OF AND REPAIRS TO THE BASEBALL
             FACILITY...................................................... 38
    10.1     Gateway Obligations........................................... 38
    10.2     Maintenance and Repair Procedures............................. 38
    10.3     Capital Repairs Fund.......................................... 39
    10.4     Capital Repairs............................................... 40
    10.5     Lessee's Self-Help............................................ 40

ARTICLE XI              REAL ESTATE AND PERSONAL PROPERTY TAXES............ 40

ARTICLE XII  RIGHT OF ENTRY AND INSPECTION................................. 41
    12.1     Lessee's Right of Entry and Inspection........................ 41
    12.2     Gateway's Right of Entry and Inspection....................... 41

ARTICLE XIII DEFAULT AND REMEDIES.......................................... 42
    13.1     Default by the Lessee......................................... 42
    13.2     Gateway's Remedies............................................ 43
    13.3     Default by Gateway............................................ 44
    13.4     Lessee's Remedies............................................. 44
    13.5     General Provisions............................................ 45

ARTICLE XIV  SURRENDER OF BALLPARK......................................... 46
    14.1     General....................................................... 46
    14.2     Alterations and Improvements.................................. 46
    14.3     Lessee's Property............................................. 46
    14.4     Abandoning Premises or Personal Property...................... 47

ARTICLE XV   DAMAGE TO BALLPARK............................................ 47

ARTICLE XVI  TRANSFER OF FRANCHISE......................................... 48

ARTICLE XVII INDEMNIFICATION............................................... 49
    17.1     Lessee Indemnification........................................ 49
    17.2     Gateway Indemnification....................................... 49
    17.3     Procedure Regarding Indemnification........................... 49
    17.4     Limitation.................................................... 51

ARTICLE XVIII ASSIGNMENT................................................... 51
    18.1     Assignment by Lessee.......................................... 51
    18.2     Subletting.................................................... 51
    18.3     Assignment by Lessor.......................................... 51
    18.4     Assignees and Subtenants...................................... 51

ARTICLE XIX  EMINENT DOMAIN................................................ 52
    19.1     Termination for Condemnation.................................. 52
    19.2     Allocation of Award........................................... 52

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    19.3     Performance of Work........................................... 53
    19.4     Temporary Taking.............................................. 53

 ARTICLE XX  UNTENANTABILITY............................................... 53

 ARTICLE XXI NAME OF BASEBALL FACILITY AND FIRST EVENT..................... 54
     21.1    Name of Baseball Facility..................................... 54
     21.2    First Event at Baseball Facility.............................. 55

 ARTICLE XXII CONDITIONS................................................... 55
    22.1     Preconditions to Lessee's Obligations......................... 55
    22.2     Premium Seating............................................... 55
    22.3     Security Commitment........................................... 55
    22.4     Financing Arrangements........................................ 55
    22.5     New Lease and Management Negotiations
             Commitment.................................................... 55
    22.6     Condition to Gateway's Obligations............................ 56

 ARTICLE XXIII SEASON TICKET GOAL.......................................... 57

 ARTICLE XXIV  RIGHT OF FIRST REFUSAL...................................... 57

 ARTICLE XXV   BROADCAST FEES.............................................. 58

 ARTICLE XXVI  TICKET REVENUE.............................................. 58

 ARTICLE XXVII REPRESENTATIONS BY LESSEE................................... 58
    27.1     Valid Existence............................................... 58
    27.2     Power; No Limitation on Ability to Perform.................... 58
    27.3     Valid Execution............................................... 59
    27.4     Defaults...................................................... 59
    27.5     Good Standing of Baseball Corporation......................... 59
    27.6     Power of Baseball Corporation................................. 60
    27.7     Valid Execution by Baseball Corporation....................... 60
    27.8     Compliance with Laws.......................................... 60
    27.9     Maintenance of Good Standing in League........................ 60

 ARTICLE XXVIII REPRESENTATIONS BY GATEWAY................................. 60
    28.1     Valid Existence............................................... 60
    28.2     Power; No Limitation on Ability to Perform.................... 60
    28.3     Valid Execution............................................... 61
    28.4     Defaults...................................................... 61
    28.5     Compliance with Laws.......................................... 61
    28.6     Title......................................................... 61
    28.7     Three Party Agreement and Central Market
             Community Development Plan.................................... 61

 ARTICLE XXIX SUBORDINATION, NONDISTURBANCE AND ATTORNMENT................. 62

 ARTICLE XXX  ESTOPPEL CERTIFICATE BY LESSEE............................... 63


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ARTICLE XXXI MISCELLANEOUS................................................. 63
    31.1     Force Majeure................................................. 63
    31.2     Amendment; Waiver............................................. 63
    31.3     Consent....................................................... 64
    31.4     Severability.................................................. 64
    31.5     Covenant of Quiet Enjoyment................................... 64
    31.6     Recordation of Lease.......................................... 64
    31.7     Prorations.................................................... 65
    31.8     Terms......................................................... 65
    31.9     Captions...................................................... 65
    31.10    Binding Effect................................................ 65
    31.11    Agreement Contains All Terms.................................. 65
    31.12    Only Landlord-Tenant Relationship............................. 65
    31.13    Notices....................................................... 65
    31.14    Applicable Law................................................ 66
    31.15    Cross References.............................................. 66
    31.16    Representatives............................................... 67
    31.17    Effective Date................................................ 67
    31.18    Antidiscrimination Clause..................................... 67
    31.19    Accord and Satisfaction....................................... 67
    31.20    No Merger..................................................... 67
    31.21    Further Assurances............................................ 68
    31.22    Joint Promotion of Baseball................................... 68
    31.23    Retained Revenues............................................. 68
    31.24    No Third Party Beneficiary.................................... 68
    31.25    Conforming Amendments......................................... 68
    31.26    Community Involvement......................................... 68
    31.27    Counterparts.................................................. 68

ARTICLE XXXII GATEWAY COMMON AREA EASEMENT AND MAINTENANCE
             AGREEMENT..................................................... 68

ARTICLE XXXIII LEGAL OPINIONS.............................................. 69
    33.1     Lessee's Legal Opinion........................................ 69
    33.2     Gateway's Legal Opinion....................................... 69

ARTICLE XXXIV LEAGUE APPROVAL.............................................. 69

ARTICLE XXXV THREE PARTY AGREEMENT AND CENTRAL MARKET
             COMMUNITY DEVELOPMENT PLAN.................................... 69


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                                 LEASE AGREEMENT


                  THIS LEASE AGREEMENT (this "Agreement") is made as of this 3rd day of July, 1991, by and between GATEWAY ECONOMIC DEVELOPMENT CORPORATION OF GREATER CLEVELAND, a nonprofit corporation organized under the laws of the State of Ohio (hereinafter referred to as "Gateway"), and CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP, an Ohio limited partnership (hereinafter referred to as the "Lessee").

                                    RECITALS:

                  A. Gateway intends to construct a baseball park with related amenities (the "Ballpark") on certain real property located in the City of Cleveland, Ohio (the "City"), said real property being more fully described on Exhibit A attached hereto and made a part hereof (the "Ballpark Land").

                  B. Gateway also intends to construct an arena, which shall be located near the Ballpark, for appropriate sporting events which may include, among other events, basketball games involving the Cleveland Cavaliers basketball team (the "Cavs") and for other family and civic entertainment events (the "Arena").

                  C. The Lessee is the holder of the franchise for the City issued by the American League of Professional Baseball Clubs (the "American League") and is the owner of the Cleveland Indians professional baseball team (the "Team").

                  D. Gateway has issued (i) $78,664,320 Senior Lien Excise Tax Bonds, 1990 Series A and B (the "Senior Bonds"), (ii) $38,390,000 Subordinated Excise Tax Bonds (Cuyahoga County Annual Guaranty), Series 1990 (the "Subordinated Bonds"), and (iii) $31,000,000 Stadium Revenue Bonds, Series 1990 (the "Stadium Revenue Bonds," and together with the Senior Bonds and the Subordinated Bonds, collectively the "Bonds"), and has obtained other public and private funding to pay for the costs of land acquisition, demolition, design, construction, financing and other related costs incurred in connection with the development INTER ALIA, of the Baseball Facility (as hereinafter defined).

                  E. Certain of the proceeds of the Bonds have been and will be deposited into separate escrow or trust accounts (the "Bond Escrow Accounts").

                  F. Gateway and the Lessee have previously executed a Memorandum of Intent, dated as of December 8, 1990 (the "Memorandum") that included the program for the design and construction of the Baseball Facility as was set forth in the Lessee's original program requirements of October 12, 1990, whereby Gateway and the Lessee set forth their respective general understandings with respect to the design, construction, maintenance and operation of the Baseball Facility. Gateway and the Lessee acknowledge that the Baseball Facility has been designed


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so that expansion to accommodate the playing of professional football by a
National Football League Team is not precluded.

                  G. Gateway and the Operator shall execute and deliver a Management Agreement (the "Management Agreement"), pursuant to which the Operator shall be obligated to perform certain duties and obtain certain rights with respect to the management, operation and maintenance of the Baseball Facility.

                  H. Gateway and the Lessee have executed and delivered a Ground Lease (the "Ground Lease"), pursuant to which Gateway shall lease to the Lessee Gateway's fee interest in the playing field area of the Baseball Facility more fully described on Exhibit B attached hereto and made a part hereof (the "Field"), together with all of the improvements to be constructed thereon and all permanent improvements, additions, alterations, fixtures, equipment and installations constructed, provided or added thereto by Gateway at any time (the "Field Improvements").

                  I. Gateway desires to lease to the Lessee, and the Lessee is desirous of leasing from Gateway, the Ballpark Land together with all improvements to be constructed thereon, upon the terms and conditions herein set forth.

                  J. It is a condition precedent to (i) the release of the amounts deposited into the Bond Escrow Accounts, and (ii) the issuance of a letter of credit by the Bank (as hereinafter defined) that Gateway and the Lessee shall have executed and delivered this Agreement.

                  NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, the parties do hereby agree as follows:


                                    ARTICLE I
                                    ---------

                                   DEFINITIONS

                  1.1 DEFINITIONS. As used in this Agreement and unless otherwise expressly indicated, the following terms shall have the following meanings:

                  "ACTION" shall mean any demand, assertion, claim, action, or proceeding, judicial or otherwise.

                  "ADDITIONAL PARKING" shall have the meaning set forth in Subsection 4.10(c) hereof.

                  "AFFILIATE(S)" shall mean as to any named individual or entity: (a) any individual or entity directly or indirectly owning, controlling or holding with power to vote, fifty percent (50%) or more of the outstanding voting interests of such named

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entity; (b) any entity fifty percent (50%) or more of whose outstanding voting interests are, directly or indirectly, owned, controlled or held with power to vote by such named individual or entity; (c) any entity or individual directly or indirectly controlling, controlled by or under common control (using ownership of fifty percent (50%) or more outstanding voting interests as a test for determining control with respect to an entity) with such named individual or entity; (d) any trustee, officer, director or general partner of such named entity; or (e) if a named individual or entity is an officer, director, general partner, trustee of an entity, such entity.

                  "AGREEMENT" shall mean this Lease Agreement.

                  "AMERICAN LEAGUE" shall have the meaning set forth in Recital "C" hereof.

                  "ANNUAL CAPITAL REPAIRS FUND DEPOSIT" shall mean an amount equal to five-tenths of one percent (.5%) of the final actual costs of completing construction of and equipping the Baseball Facility in accordance with the Final Plans, or such other amount as the Bank, the Lessee, and Gateway shall mutually agree upon.

                  "APPROVED CONSTRUCTION DOCUMENTS" shall have the meaning set forth in Section 4.6 hereof.

                  "ARENA" shall have the meaning set forth in Recital "B" hereof.

                  "ARENA LAND" shall have the meaning set forth in Article XXIV hereof.

                  "ARENA PARKING" shall have the meaning set forth in the definition of Lessee's Parking Revenue.

                  "AUTHORIZED CONSTRUCTION REPRESENTATIVE" shall have the meaning set forth in Section 4.5 hereof.

                  "AVERAGE TICKET PRICE" shall mean the product of the following formula: (A) the sum of (i) the number of Tickets available for sale to the general public in each price category MULTIPLIED BY (ii) the face Ticket price of all Tickets available for sale to the general public in such price category, DIVIDED BY (B) the sum of all Tickets available for sale to the general public.

                  "BALLPARK" shall have the meaning set forth in Recital "A" hereof.

                  "BALLPARK IMPROVEMENTS" shall have the meaning set forth in Article II hereof.


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                  "BALLPARK LAND" shall have the meaning set forth in
Recital "A" hereof.

                  "BANK" shall mean The Fuji Bank, Limited, a Japanese banking corporation, acting through its San Francisco Agency, its successors and assigns, or any substitute letter of credit bank under the Bond documents.

                  "BASEBALL CORPORATION" shall mean Cleveland Baseball Corporation, an Ohio corporation, the sole general partner of the Lessee.

                  "BASEBALL FACILITY" shall mean, collectively, the Ballpark Land, the Field and the Improvements.

                  "BASEBALL RULES AND REGULATIONS" shall mean the following governing documents and agreements, as they may be amended from time to time:

                  (a) Constitution of the American League of Professional Baseball Clubs;

                  (b)      American League Rules and Regulations;

                  (c)      American League Division of Receipts; and

                  (d)      Major League Agreement.

                  "BOND ESCROW ACCOUNTS" shall have the meaning set forth in Recital "E" hereof.

                  "BONDS" shall have the meaning set forth in Recital "D" hereof.

                  "BROADCAST FEES" shall have the meaning set forth in
Article XXV hereof.

                  "BUDGET" shall have the meaning set forth in Section 4.9 hereof.

                  "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of Ohio.

                  "CAPITAL REPAIRS" shall mean any work that is reasonably required to be performed in and about the Baseball Facility, to repair, restore or replace Components necessitated by any damage, destruction, ordinary wear and tear, defects in construction or design, or any other cause; PROVIDED, HOWEVER, that "Capital Repairs" shall not include (i) any work necessitated by Misuse
(ii) any work related to any Component that was not included in the scope of Gateway's Work or otherwise required to be completed at Gateway's expense as provided herein or in the Management

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Agreement, and (iii) Routine Maintenance. Capital Repairs shall include, but shall not be limited to:

                  (a)      repair or replacement of an HVAC compressor;

                  (b) replacement of carpeting that wears out as a result of ordinary wear and tear with carpeting of similar quality; provided such replacement shall not be required more frequently than once every four years other than for defective workmanship or product;

                  (c) repair or replacement of cracked or disintegrated concrete, broken pipes or leaking roof or sections thereof;

                  (d) manufacturer recommended replacement of scoreboard, exterior message board and field lighting bulbs, fuses and circuit breakers;

                  (e) replacement of all windows and other glass broken due to settling;

                  (f) replacement of a seat that wears out or replacement of a seat standard or the concrete into which the seat is affixed; or

                  (g) general re-application of protective materials, such as paint or weatherproofing.

                  In addition to the foregoing, "Capital Repairs" shall also include, but shall not be limited to, the following:

                  (a) replacing any obsolete Component with more modern replacements that will most likely be used in at least seventy-five percent (75%) of major league baseball parks within five (5) years of such obsolescence; provided, however, that the parties agree that the provisions of this Subsection (a) shall not apply to the Main Scoreboard until after the end of the tenth (10th) Term Year and that in the event of a replacement of the Main Scoreboard for obsolescence only such costs shall be shared equally by the Operator and Gateway;

                  (b) changes or improvements required by television networks having contracts with the Operator, the Lessee or the American League;

                  (c) reasonable changes or improvements required of a majority of American League open-air baseball parks by the American League, the Commissioner of Baseball or Baseball Rules and Regulations;


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                  (d)      changes or improvements required or recommended by
                           any insurance carrier to enable the Lessee to obtain insurance coverage at commercially reasonable rates, provided that in lieu of effectuating such change or improvement, Gateway may agree, in its discretion, to pay the increased insurance premiums; or

                  (e) changes or improvements required by any laws, ordinances, orders, rules, regulations or requirements of any governmental authority.

                  "CAPITAL REPAIRS FUND" shall have the meaning set forth in
Section 10.3 hereof.

                  "CAVS" shall have the meaning set forth in Recital "B" hereof.

                  "CAVS OPTION PERIOD" shall have the meaning set forth in
Article XXIV hereof.

                  "CENTRAL MARKET COMMUNITY DEVELOPMENT PLAN" shall mean the Central Market Community Development Plan approved by the Council of the City on September 29, 1986, and amended on November 5, 1990 and June 17, 1991.

                  "CENTRAL MARKET SQUARE SITE" shall mean the real property described on Exhibit H attached hereto and made a part hereof.

                  "CITY" shall have the meaning set forth in Recital "A" hereof.

                  "CLUB SEATS" shall mean the seats to be constructed as part of the Ballpark and designated as club seats in the Final Plans.

                  "CMS SITE PLAN" shall mean the site plan for the Central Market site attached hereto as Exhibit G and made a part hereof.

                  "COMPLETION DATE" shall mean the date of Substantial Completion, unless otherwise specified herein.

                  "COMPLETION DEFAULT" shall have the meaning set forth in Subsections 5.2 and 5.4(a) hereof.

                  "COMPLETION GUARANTY ACCOUNTS" shall have the meaning set forth in Section 4.9 hereof.

                  "COMPONENT" shall mean any item that is incorporated into the Baseball Facility, including, but not limited to, all structural members, seats, electronic parts, scoreboards, and Ballpark equipment.

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                  "CONCESSIONAIRE" shall have the meaning set forth in
Section 2.3 of the Management Agreement.

                  "CONDEMNATION" shall mean any taking of property by exercise of the power of eminent domain, whether by formal condemnation proceedings or by purchase under threat of exercise of the power of eminent domain proceedings.

                  "CONSTRUCTION DEFAULT" shall have the meaning set forth in Section 5.3 hereof.

                  "CONSTRUCTION DOCUMENTS" shall have the meaning set forth in Subsection 4.4(c) hereof.

                  "COUNTY" shall mean Cuyahoga County, Ohio.

                  "CPI" shall mean the Consumer Price Index for the City of Cleveland, Urban Wage Earners and Clerical Workers, All Items (1982-4=100), as published by the U.S. Department of Labor, Bureau of Labor Statistics. If the manner in which the CPI is determined by the Bureau of Labor Statistics shall be substantially revised, including, without limitation, a change in the base index year, an adjustment shall be made in such revised index that would produce results reasonably equivalent to those that would have been obtained if such CPI had not been so revised. If the CPI shall become unavailable to the public because its publication is discontinued or otherwise, or if equivalent data are not readily available to make the adjustment referred to in the preceding sentence, then a comparable index published by an agency of the United States government that reflects changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency will be substituted therefor, or, if no such index shall be available, then a comparable index published by a major bank or other financial institution shall be used.

                  "DEFAULT OPTION PARCEL" shall have the meaning set forth in Subsection 5.3(b) hereof.

                  "DEFERRED ITEMS" shall have the meaning set forth in
Section 4.8 hereof.

                  "DESIGN ARCHITECT" shall mean the architectural team for the design of the Baseball Facility which is headed by the architectural firm of Helmuth, Obata and Kasabaum.

                  "DESIGN DEVELOPMENT DOCUMENTS" shall have the meaning set forth in Subsection 4.4(b) hereof.

                  "EMERGENCY REPAIR" shall mean Capital Repairs that are necessary to protect public health or safety or that, if performed promptly can, in the Lessee's reasonable judgment, avoid material cost to the Operator or Gateway.

                  "EXCLUDED OCCURRENCE" shall mean any of the following:

                  (a) damage or injury occurring at or arising out of or incidental to Gateway Special Events;

                  (b) damage or injury arising out of any negligent or willfully wrongful act or omission of Gateway, its agents, employees, contractors or subcontractors, or breach of any of Gateway's obligations hereunder; and

                  (c) damage or injury arising out of defects in the design of the Baseball Facility or in the workmanship or materials employed in the construction of the Baseball Facility (but only to the extent included in Gateway's Work, or any Capital Repairs made by any party other than the Lessee or its agents, employees or contractors).

                  "EXCLUDED TICKET" shall mean any Ticket that is either (i) sold for less than its full face price with each such Ticket expressed as a fraction equal to the actual discount amount off the sale price divided by the face price (for example, if a Ticket with a face price of $10.00 is sold for $7.00, such Ticket would be counted as three tenths (0.3) of an Excluded Ticket), or (ii) used for trade-out or barter. The total number of Excluded Tickets shall not exceed 100,000 for any Season.

                  "EXCLUSIVE USE PERIOD" shall mean each Home Date and the seventy-two (72) hours (or such greater period of time as may be necessary for preparation of the Baseball Facility for baseball play, as reasonably determined by the Lessee) prior to such Home Date and the forty-eight (48) hours after such Home Date.

                  "FIELD" shall have the meaning set forth in Recital "H" hereof.

                  "FIELD IMPROVEMENTS" shall have the meaning set forth in Recital "H" hereof.

                  "FINAL PLANS" shall have the meaning set forth in Section
4.1 hereof.

                  "FINANCING ARRANGEMENTS" shall mean all of Gateway's financing plans and arrangements related to the construction of Gateway's Work and the maintenance and operation of the Baseball Facility or the On-Site Parking.

                  "FORCE MAJEURE" shall mean acts of God, fire or other casualty, earthquake, flood, epidemic, landslide, enemy act, war, holocaust, riot, intervention by civil or military authorities of government, insurrection or other civil commotion, general unavailability of certain materials, strikes, boycotts or labor disputes beyond the control of either party hereto that cause such party to be delayed or hindered in, or prevented from, the performance of any covenant or obligation hereunder, other than one for the payment of money.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time, consistently applied.

                  "GATEWAY" shall have the meaning set forth in the initial paragraph hereof.

                  "GATEWAY CAM AGREEMENT" shall mean the Common Area Easement and Maintenance Agreement by and among Gateway, the Operator and the Lessee to be dated of even date herewith, which document shall set forth all the respective parties' rights, duties and obligations with respect to the use, revenues, expenses, repair and maintenance of the Gateway Common Areas.

                  "GATEWAY COMMON AREAS" shall have the meaning set forth in
Section 4.1 hereof.

                  "GATEWAY DEFAULT" shall have the meaning set forth in
Section 13.3 hereof.

                  "GATEWAY SITE ARCHITECT" shall mean the architectural team for the site planning of the Gateway project site which consists of the architectural firm of Sasaki & Associates, Richard Fleischman Architects and such other architectural firms selected by Gateway and approved by the Operator and the Lessee.

                  "GATEWAY SPECIAL EVENT" shall mean a not-for-profit Special Event to be staged by Gateway or a Promoter which is civic or charitable in nature, including, but not limited to, Little League play-off games, Special Olympics, and other youth activities, and which is subject to certain approval procedures set forth in this Agreement and the Management Agreement.

                  "GATEWAY'S REPRESENTATIVE" shall have the meaning set forth in Section 31.16 hereof.

                  "GATEWAY'S WORK" shall mean all Program Requirements and Site and On-site Parking Requirements as reflected in the Final Plans, as the same shall be amended from time to time as provided herein, and to be reflected in Gateway's final as-built drawings.

                  "GOVERNMENT SECURITIES" means (i) any bonds or other obligations of the United States of America which, as to principal and interest, constitute direct obligations of or are guaranteed by the United States of America for the full and timely payment thereof; (ii) any bonds, debentures, participation certificates, notes or other obligations of any agency or other corporation which has been or may hereafter be created by or pursuant to an Act of

Congress of the United States as an agency or instrumentality thereof, the bonds, debentures, participation certificates, notes or other obligations of which are unconditionally guaranteed by the United States of America as to full and timely payment of the principal of and interest thereon; and (iii) any certificates or other evidences of a direct ownership interest in obligations of the character described in clauses (i) and (ii) hereof or in specific portions thereof, including, without limitation, portions consisting solely of the principal thereof or solely of the interest thereon, which certificates or other evidences are maintained in the records of the Federal Reserve and are held by a custodian, provided that Government Securities shall not include any unit investment trusts, money market mutual funds, or other mutual funds.

                  "GROUND LEASE" shall have the meaning set forth in Recital "H" hereof.

                  "HOME DATE" shall mean each of the Team's scheduled or rescheduled home playing dates during the Season at the Baseball Facility; each date on which an American League Championship Series, World Series game or other post-season game could potentially be played at the Baseball Facility (except that any such potential game shall not be deemed to be a Home Date after it is finally determined that such game will not be played at the Baseball Facility); the date of any All-Star game scheduled at the Baseball Facility; the seven-day period immediately preceding the first game of each Season at the Baseball Facility and the date of any exhibition game, provided the Lessee has given Gateway written notice of the date for such exhibition game.

                  "IMPROVEMENTS" shall mean, collectively, the Ballpark Improvements, the Premium Seating and the Field Improvements.

                  "INDEMNIFIED PARTY" shall mean any party entitled to indemnification hereunder.

                  "INDEMNIFYING PARTY" shall mean the party required by the terms hereof to provide indemnification.

                  "INITIAL CAPITAL REPAIRS FUND DEPOSIT" shall mean the first Annual Capital Repairs Fund Deposit.

                  "INTEREST RATE" shall mean the interest rate of two percent (2%) above the rate of interest per annum then charged to large corporate borrowers of the highest credit standing for short-term unsecured obligations, but in no event exceeding the maximum legal rate permitted to be charged to the Lessee or Gateway, whichever is less.

                  "LEASE YEAR" shall mean each period of twelve (12) consecutive calendar months during the Term, with the first Lease Year commencing on the first day of the November next succeeding the Completion Date and with successive Lease Years commencing on successive anniversaries of the first day of the first Lease Year. "Lease Years" means more than one (1) Lease Year. A "Partial Lease Year" means if the Completion Date is a date other than November 1, then the period from the Completion Date to the first day of the first Lease Year. Unless otherwise expressly provided for herein, all terms and conditions herein shall apply the same to a Partial Lease Year as to a Lease Year; provided, however, that all payments and other financial obligations shall be apportioned or prorated pursuant to Section 31.7 hereof.

                  "LESSEE" shall have the meaning set forth in the initial paragraph hereof.

                  "LESSEE DEFAULT" shall have the meaning set forth in
Section 13.1 hereof.

                  "LESSEE'S OFFICE SPACE" shall mean the Team's and the Lessee's office/administration facilities to be located within the Baseball Facility, as designated in the Final Plans.

                  "LESSEE'S PARKING REVENUE" shall mean (a) all net revenue actually received from any On-Site Parking, PLUS (b) fifty percent (50%) of all net revenue generated from all other parking located on the Gateway Common Areas, PLUS (c) twenty-five percent (25%) of all net revenue received by Gateway from the Additional Parking. With respect to (b) above, in the event it becomes necessary to share any of the net revenue referred to in (b) above with any other sports team, the Lessee's share of the net revenue shall be diluted equally with Gateway's share, but in no event shall the Lessee's share of such net revenue be less than twenty-five percent (25%). For purposes of calculating Lessee's Parking Revenue, "net revenue" shall mean gross revenue LESS all operating expenses incurred by Gateway or the County, if applicable, and all debt service payments and reserves required to be made or retained by Gateway pursuant to any financing arrangements with respect to such parking areas and facilities. Notwithstanding the above, Gateway anticipates constructing and providing at least 1700 parking spaces for Arena events ("Arena Parking"). In the event the Arena Parking is constructed, after one (1) full calendar year of operations at the Arena subsection (a) above shall be deleted and payments thereunder shall cease and Lessee shall be entitled to receive, in lieu thereof, a percentage of the aggregate net revenue from the On-Site Parking and the Arena Parking, the numerator of which percentage is the actual attendance at all Baseball Facility events and the denominator of which percentage is the actual attendance at all Baseball Facility events PLUS the actual attendance at all Arena events. Estimated payments shall be made based upon the prior calendar year attendance at the Baseball Facility and the Arena, with a final year end adjustment as provided for in Subsection 4.10(d) hereof. Actual attendance tickets shall be calculated in the same manner at both facilities.

                  "LESSEE'S REPRESENTATIVE" shall have the meaning set forth in Section 31.16 hereof.

                  "LUXURY TAX RECEIPTS" shall mean all revenues received by the County from the excise taxes levied pursuant to Sections 307.696, 307.697, 4301.421 and 5743.024 of the Ohio Revised Code for the purpose of paying for a portion of the costs of the Baseball Facility, the Arena and related economic development purposes.

                  "MAJOR CAPITAL REPAIR" shall mean any Capital Repair that renders the Baseball Facility untenantable in whole or in part by the Lessee or the Operator as determined by the Lessee or the Operator, in their reasonable discretion, or will cost in excess of $500,000 to perform.

                  "MANAGEMENT AGREEMENT" shall have the meaning set forth in Recital "G" hereof.

                  "MEDIATOR" shall have the meaning set forth in Section
4.5 hereof.

                  "MEMORANDUM" shall have the meaning set forth in Recital "F" hereof.

                  "MISUSE" shall have the meaning set forth in the Management Agreement.

                  "OBLIGATIONS" shall mean and include any and all of either party's obligations and/or liabilities to the other party of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now or hereafter existing or arising, regardless of how such obligations or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of such party's obligations and/or liabilities under this Agreement or under any other agreement between Gateway and the Lessee regardless of whether the obligation is to perform acts or refrain from taking any action.

                  "ON-SITE PARKING" shall have the meaning set forth in Subsection 4.10(a) hereof.

                  "OPERATOR" shall have the meaning set forth in the Management Agreement.

                  "OPERATOR DEFAULT" shall have the meaning set forth in the Management Agreement.

                  "OPERATOR'S SPACE" shall mean the space to be located in the Baseball Facility for the Operator's office facilities and designated as the Operator's Space in the Final Plans.

                  "PAID ATTENDANCE TICKETS" shall mean each and every Ticket issued for value by Lessee, less (i) Excluded Tickets, and (ii) any Tickets which are not reported as paid attendance to the American League. Gateway acknowledges that the attendance reported to the media is not necessarily the paid attendance reported to the American League.

                  "PERMITTED ESCROW AGENT" shall mean any one or more of the following banks: Ameritrust Company, N.A., Bank One Cleveland N.A., Central Trust Co., The Fifth Third Bank, Huntington National Bank, National City Bank, Society National Bank or the Bank.

                  "PERMITTED INVESTMENTS" shall mean (i) Government Securities,
(ii) any investment permitted by the documents for the Bonds, and (iii) investment agreements with a banking corporation that has (or its parent corporation has) an unsecured, uninsured and unguaranteed obligation rated in at least the second highest rating category of either Moody's Investors Services Inc. or Standard & Poor's Corporation (without regard to increments or intermediate ratings, e.g., pluses or minuses).

                  "PERSON" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or any other entity, the United States, or a federal, state or political subdivision thereof or any agency or court of such state or subdivision.

                  "PREMIUM SEATING LICENSE" shall mean a license agreement, in form and substance acceptable to the Bank and the Operator (or any permitted assignee thereof), pursuant to which the Operator shall license to Persons the right to use certain of the Premium Seating described therein upon the terms and conditions set forth therein.

                  "PREMIUM SEATING REVENUE" shall have the meaning set forth in the Management Agreement.

                  "PREMIUM SEATING REVENUE ACCOUNT" shall have the meaning set forth in the Management Agreement.

                  "PREPAID CLUB SEATS" shall mean those Club Seats licensed pursuant to long-term Premium Seating Licenses for terms of ten (10) Seasons which shall provide that the license fees for such Club Seats shall be prepaid in one (1) lump sum; PROVIDED, HOWEVER, that the actual number of Prepaid Club Seats shall not exceed five hundred (500).

                  "PREPAID PREMIUM SEATING" shall mean, collectively, the Prepaid Private Suites and the Prepaid Club Seats.

                  "PREPAID PREMIUM SEATING EXPENSES" shall have the meaning set forth in the Management Agreement.

                  "PREPAID PREMIUM SEATING REVENUE" shall have the meaning set forth in the Management Agreement.

                  "PREPAID PREMIUM SEATING REVENUE ACCOUNT" shall have the meaning set forth in the Management Agreement.

                  "PREPAID PRIVATE SUITES" shall mean those Private Suites licensed pursuant to long-term Premium Seating Licenses for terms of ten (10) Seasons which shall provide that the license fees for such Private Suites shall be prepaid in one (1) lump sum; PROVIDED, HOWEVER, that the actual number of Prepaid Private Suites shall not exceed twenty-five (25).

                  "PRIVATE SUITES" shall mean the private viewing boxes to be constructed as part of the Ballpark and designated as private suites in the Final Plans.

                  "PROGRAM REQUIREMENTS" shall mean the program for the design and construction of the Improvements set forth on Exhibit C attached hereto and made a part hereof, which program, together with the Site and On-Site Parking Requirements, shall, in all respects supersede and replace the Lessee's original program requirements delivered by the Lessee to Gateway dated October 12, 1990, and attached to the Memorandum.

                  "PROJECT ARCHITECTS" shall mean, collectively, the Design Architect and the Gateway Site Architect, and "PROJECT ARCHITECT" shall mean either the Design Architect or the Gateway Site Architect, as the context may require.

                  "PROMOTER" shall have the meaning set forth in the Management Agreement.

                  "PROPERTY DAMAGE" shall mean any partial or total damage or destruction of the Baseball Facility caused by fire or other occurrence and any other property damage.

                  "REAL AND PERSONAL PROPERTY TAXES" shall have the meaning set forth in Article XI hereof.

                  "RENT" shall have the meaning set forth in Section 6.1 hereof.

                  "REPORTING PERIOD" shall mean, from and after the date of this Agreement, each calendar quarter ending on March 31, June 30, September 30 and December 31.

                  "ROUTINE MAINTENANCE" shall mean the provision of all labor and materials which are required to (a) keep the Baseball Facility and the Components in good order and repair which is of a routine, regular and predictable nature, (b) keep the Baseball Facility clean and free of debris, and (c) repair, maintain or replace Components which are installed by the Lessee or the Operator unless such installation was performed hereunder on behalf of Gateway in accordance with Gateway's obligations hereunder. Routine Maintenance shall not include (i) repair or replacement required as a result of ordinary wear and tear, unless otherwise expressly specified herein, or (ii) Capital Repairs. Routine Maintenance shall include, but shall not be limited to, the following:

                  (a) performing all preventive or routine maintenance that is stipulated in operating manuals for the Components as regular, periodic maintenance procedures;

                  (b) regular maintenance procedures for the HVAC system, including periodic cleaning, lubricating and changing of air filters;

                  (c) groundskeeping and maintenance of the surface of the Field, including mowing, seeding, fertilizing, marking lines, installing and removing bases and the pitcher's mound and resodding;

                  (d) changing of standard, isolated light bulbs, fuses and circuitbreakers as they burn out;

                  (e) cleaning all portions of the Baseball Facility immediately after each event (other than Gateway Special Events unless retained by Gateway to perform such services) held at the Baseball Facility;

                  (f)      touch-up painting;

                  (g) readying the playing field each Term Year for the upcoming Season; and

                  (h) the labor required to perform a Capital Repair to the extent that such labor is performed by regular, on-site personnel acting in accordance with the standard duties for which such on-site personnel are regularly employed.

                  "SCHEDULE" shall have the meaning set forth in Section
4.1 hereof.

                  "SCHEMATIC DESIGN DOCUMENTS" shall have the meaning set forth in Subsection 4.4(a) hereof.

                  "SEASON" shall mean a period of time commencing with the first day of March in any calendar year and ending with the last home game (including any postseason home game) played by the Team during such calendar year at the Baseball Facility. Seasons are sometimes herein referred to by the calendar year in which they occur (e.g. "1994 Season").

                  "SENIOR BONDS" shall have the meaning set forth in Recital "D" hereof.

                  "SITE AND ON-SITE PARKING REQUIREMENTS" shall mean the program for the design and construction of certain required site preparation and infrastructure improvements and the On-Site Parking set forth on Exhibit D attached hereto and made a part hereof.

                  "SPECIAL EVENT" shall mean any event or period of use other than an event on a Home Date including, but not limited to, concerts, shows, trade shows, sporting events or other public exhibitions and any Gateway Special Event.

                  "SPECIAL EVENT AREAS" shall mean only the playing field, concourses, seating areas, auxiliary locker room, security and first aid rooms, day-of-game employee lockers, general elevators, trash compactors, loading docks, service tunnels, freight elevators, security observation booth and outside ticket booths (exclusive of automatic ticket dispensing machinery) and such other areas that may be designated from time to time by the Lessee.

                  "SPECIAL EVENT PERIOD" shall have the meaning set forth in the Management Agreement.

                  "STADIUM REVENUE BONDS" shall have the meaning set forth Recital "D" hereof.

                  "SUBORDINATED BONDS" shall have the meaning set forth in Recital "D" hereof.

                  "SUBSTANTIAL COMPLETION" or "SUBSTANTIALLY COMPLETED" shall mean the completion of Gateway's Work to the extent that (a) the Lessee and the Operator are legally entitled (exclusive of any legal impediments not related to Gateway's obligations under this Agreement, the Management Agreement, the Ground Lease or the Gateway CAM Agreement), to occupy the Baseball Facility and the On-Site Parking in accordance with this Agreement, the Ground Lease, the Management Agreement and the Gateway CAM Agreement, respectively, and (b) the Project Architects deliver their certificates to Gateway, the Lessee and the Operator stating that all of Gateway's Work has been substantially completed subject only to "punch list" type items which (i) do not materially interfere with the use and occupancy of the Baseball Facility by the Lessee and the Operator, and (ii) may be completed within thirty (30) calendar days of the date of such certificates, or such longer reasonable period of time provided: (A) Gateway promptly commences and diligently pursues completion of such "punch list" items,
(B) such noncompletion does not materially affect the Lessee's or the Operator's right to use and occupy the Baseball Facility, as determined by the appropriate governing administration or regulatory agencies, and (C) such items may be completed within such time period as shall be permitted by applicable law or regulatory authorities so as to preserve the Lessee's or the Operator's respective rights to use and occupy the Baseball Facility, but in no event later than the beginning of the Season following the Completion Date.

                  "SUBSTANTIALLY UNDER CONSTRUCTION" shall mean that: (a) the Final Plans have been approved in accordance with this Agreement, (b) all site preparations necessary to commence construction of the Improvements (as set forth in the Program Requirements) have been completed, (c) eighty percent 80% of all footings, caissons and building foundation work for the multi-level structure portion of the Baseball Facility has been completed and is then proceeding in accordance with the Schedule, and (d) the Project Architects and Gateway have delivered to the Lessee their respective current statements certifying the percentage of completion to such date and Gateway's statement setting forth Gateway's financial ability to complete Gateway's Work, maintain a contingency reserve of at least five percent (5%) of the estimated remaining costs to complete Gateway's Work (which contingency reserve is included in the Budget), and fund the Capital Repairs Fund all as more fully set forth in
Section 4.9 hereof.

                  "TEAM" shall have the meaning set forth in Recital "C" hereof.

                  "TERM" shall have the meaning set forth in Section 5.1 hereof.

                  "TERM YEAR" shall have the meaning set forth in the Management Agreement.

                  "THREE PARTY AGREEMENT" shall mean that certain Agreement Relating to Ownership, Financing, Construction and Operation of a Sports Facility and Related Economic and Redevelopment Projects, dated as of November 7, 1990, by and among the County, the City and Gateway.

                  "TICKET" shall mean any ticket for a Home Date.

                  "TICKET REVENUE" shall mean all cash and other property from time to time actually received by the Lessee, or the Operator on behalf of the Lessee, in respect of or in exchange for any or all Tickets.

                  1.2 ACCOUNTING TERMS. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP, as consistently applied.


                                   ARTICLE II
                                   ----------

                                 LEASED PREMISES

                  For the Rent and upon the agreements contained in this Agreement, Gateway hereby leases to the Lessee, and the Lessee hereby leases from Gateway, the Ballpark Land, together with all the improvements, to be constructed thereon, including, but not limited to, the Ballpark and related improvements as more particularly described in Article IV hereof, and all permanent improvements, additions, alterations, fixtures, equipment and installations constructed, provided or added thereto by Gateway at any time (the "Ballpark Improvements"). Ballpark Improvements shall not include the Field Improvements, which improvements shall be leased to the Lessee, together with the Field, pursuant to the terms and conditions of the Ground Lease.


                                   ARTICLE III
                                   -----------

                      ISSUANCE OF BONDS AND OTHER FINANCING

                  3.1 APPROVAL OF FINANCING. The Lessee shall have the right to approve, in its reasonable discretion, all Financing Arrangements. Gateway shall deliver full and complete copies of all proposed Financing Arrangements within a reasonable time after such proposals and documents are available. Within ten
(10) Business Days after receipt of any proposed Financing Arrangement, the Lessee shall notify Gateway of any reasonable objections to such Financing Arrangement. In the event that the Lessee fails to notify Gateway of any such objections to the proposed Financing Arrangement within such ten (10) Business Day period, the Financing Arrangement shall be deemed approved by the Lessee.

                  3.2 NONRECOURSE OBLIGATIONS AS TO THE LESSEE. All obligations with respect to any Financing Arrangements, except this Agreement and the Ground Lease, shall be without recourse to the Lessee. None of the Lessee's partners (general or limited), or their personal or legal representatives, successors or assigns, shall have personal liability for the payment of any indebtedness incurred under any Financing Arrangement of Gateway (including, but not limited to, this Agreement and the Ground Lease), or the performance of the covenants of any agreements related thereto.

                  3.3 SENIOR BONDS, SUBORDINATED BONDS AND LUXURY TAX RECEIPTS. Gateway has issued the Senior Bonds and the Subordinated Bonds for the purpose of paying for a portion of the design and construction costs of the Baseball Facility. Certain of the proceeds of the Senior Bonds and all of the proceeds of the Subordinated Bonds have been deposited into separate Bond Escrow Accounts and shall be released therefrom upon the satisfaction of certain conditions set forth in the Bond documentation. Upon the satisfaction of such conditions, the proceeds of the Senior Bonds and the Subordinated Bonds shall be released from the respective Bond Escrow Accounts and shall be used, INTER ALIA, to pay for a portion of the design and construction costs of the Ballpark Improvements. The Senior Bonds and the Subordinated Bonds shall be repaid from the Luxury Tax Receipts. The holders of the Senior Bonds shall have a first, and the holders of the Subordinated Bonds shall have a second, priority interest in the Luxury Tax Receipts. None of the proceeds of the Senior Bonds or the Subordinated Bonds shall be used for the design, construction or repairs of the Field Improvements or the Premium Seating.

                  3.4 STADIUM REVENUE BONDS. Gateway has issued the Stadium Revenue Bonds for the purpose of paying for a portion of the design and construction costs of the Baseball Facility. The proceeds of the Stadium Revenue Bonds have been deposited into a Bond Escrow Account and shall be released upon the satisfaction of certain conditions set forth in the Stadium Revenue Bond documentation. Upon the satisfaction of such conditions, such proceeds shall be released from such Bond Escrow Account and shall be used, INTER ALIA, to pay for the design and construction costs of the Ballpark Improvements. None of the proceeds of the Stadium Revenue Bonds shall be used for the design, construction or repairs of the Field Improvements or the Premium Seating.


                                   ARTICLE IV
                                   ----------

                      CONSTRUCTION OF THE BASEBALL FACILITY

                  4.1 PROJECT DESIGN. Gateway shall cause Gateway's Work to be completed in accordance with final plans and specifications (the "Final Plans") to be prepared in accordance with the provisions of this Article IV. Gateway will prepare and deliver to the Lessee for the Lessee's approval, which approval shall not be unreasonably withheld, (i) a preliminary, line item estimate for the completion of Gateway's Work on or before August 15, 1991, and (ii) a schedule for the design and construction of Gateway's Work (the "Schedule") on or before September 1, 1991. Gateway shall also deliver on or before August 7, 1991, the Schematic Design Documents. It is the purpose of this Article IV to cause the Final Plans to comply with the requirements of the Program Requirements and the Site and On-Site Parking Requirements and to produce a "first class, state-of-the-art" Baseball Facility, as determined by reference to the new ballpark facilities for the Chicago White Sox and the Baltimore Orioles. The design process for Gateway's Work shall be a cooperative mutual endeavor in which Gateway and the Lessee shall be obligated to work together and participate actively. Gateway and Lessee agree to make required submissions and to render approvals or disapprovals in accordance with the

Schedule and this Agreement. The Lessee shall also participate in the design and construction process of the entire Gateway project site to the extent such design and construction process affects traffic patterns, use of common areas of the Central Market Square Site (the "Gateway Common Areas"), said common areas being more fully described in the Gateway CAM Agreement, and other operations related or ancillary to the operation of the Baseball Facility. To the extent that Gateway obtains rights under any contract related to the design or construction of Gateway's Work, Gateway will exercise such rights in accordance with all approval and consent provisions and rights provided for in this Agreement and the Management Agreement.

                  4.2 CONSTRUCTION CONTRACTS. Gateway's Work shall be constructed pursuant to construction contracts that shall endeavor to minimize construction risk and that are in forms, including all material terms and conditions, acceptable to Bank and Lessee. All construction contracts shall be awarded upon compliance with all requirements for minority hiring and competitive bidding applicable to Gateway. Gateway shall administer such contracts with the cooperation of the Lessee. The construction contracts will provide contractor performance requirements acceptable to Bank and Lessee to Substantially Complete Gateway's Work prior to the Completion Date. Except as otherwise consented to by the Lessee in writing, the construction contracts will provide for recovery of damages to the extent permitted by law or equity in the event of failure of performance by the contractor. Gateway shall use its best efforts to obtain a "no strike" clause in a project agreement with the labor unions for the construction of Gateway's Work.

                  4.3 DESIGN AND CONSTRUCTION CONSULTANTS. Gateway and the Lessee acknowledge and agree that each has approved the Design Architect and the Gateway Site Architect. Gateway and the Lessee also acknowledge and agree that each has approved the contracts between the Design Architect and Gateway, and the Gateway Site Architect and Gateway. The Design Architect and the Gateway Site Architect shall not be changed and such contracts shall not be amended or modified without the prior written approval of the Lessee, which approval shall not be unreasonably withheld or delayed. Prior to Gateway's execution of a contract with any consultant, Gateway shall deliver to Lessee, for the Lessee's approval, a copy of the form of the proposed contract, including all material terms and conditions. The Lessee's approval of such contracts shall not be unreasonably withheld or delayed. In addition to the Lessee's right to approve the form of any consultant's contract, any consultant to Gateway that is not required by law to be selected pursuant to a competitive bidding process shall be selected and hired by Gateway, subject to the approval of the Lessee, which approval shall not be unreasonably withheld or delayed.

                  4.4 DESIGN AND CONSTRUCTION DOCUMENTS.

                  (a) Gateway shall cause the Project Architects to timely prepare and deliver to the Lessee, but in no event later than the date set forth in the Schedule unless otherwise agreed to in writing by Lessee, for the approval of the Lessee, subject to Subsection 4.4(d) below, schematic design documents for Gateway's Work, including, but not limited to, site plans, floor plans, elevations, sections and outline specifications (the "Schematic Design Documents"). The Schematic Design Documents shall be based upon the Program Requirements and the Site and On-Site Parking Requirements.

                  (b) Gateway shall cause the Project Architects to timely prepare and deliver to the Lessee, but in no event later than the date set forth in the Schedule unless otherwise agreed to in writing by Lessee, for the approval of the Lessee, subject to Subsection 4.4(d) below, design development documents for Gateway's Work, including, but not limited to, site plans, floor plans, elevations, enlarged floor plans, miscellaneous details and updated outline specifications (the "Design Development Documents"). The Design Development Documents shall be based upon the approved Schematic Design Documents, the Program Requirements and the Site and On-Site Parking Requirements.

                  (c) Gateway shall cause the Project Architects to timely prepare and deliver to the Lessee, but in no event later than the date set forth in the Schedule unless otherwise agreed to in writing by Lessee, for the approval of the Lessee, subject to Subsection 4.4(d) below, complete construction documents, including drawings and specifications setting forth in detail all requirements for the construction of Gateway's Work (the "Construction Documents"). The Construction Documents shall be based upon the approved Design Development Documents.

                  (d) The Lessee may withhold, in its sole discretion, Lessee's approval of the Schematic Design Documents, the Design Development Documents or the Construction Documents if such documents make changes to or do not properly set forth a previously agreed-upon design concept.

                  (e) No change from a previously approved design concept shall be permitted unless Gateway and the Lessee mutually agree to the change. Any change from a previously approved design concept shall be pursuant to a written agreement between Gateway and the Lessee authorizing such change and specifying the method for resolving any cost or time impacts associated with such change.

                  (f) The Lessee shall be permitted to consult with the Project Architects throughout the design process. The Project Architects shall be requested by Gateway to submit the Schematic Design Documents, the Design Development Documents and the Construction Documents to the Lessee for review as provided herein.

                  4.5 RESOLUTION OF OBJECTIONS TO DESIGN DOCUMENTS. If the Lessee withholds approval of the Schematic Design Documents, the Design Development Documents or the Construction Documents pursuant to Subsection 4.4(d) above, or if Gateway determines that the Schematic Design Documents, the Design Development Documents or the Construction Documents do not conform with the design concept or the Budget previously agreed upon, the Lessee or Gateway, as the case may be, shall promptly, and in no event later than twenty (20) calendar days after receipt by such party of the Schematic Design Documents, the Design Development Documents or the Construction Documents, notify the other party in writing of the specific objections that such party has thereto. Failure to so notify the other party within such twenty (20) day period shall be deemed to constitute approval by such party of the Schematic Design Documents, the Design Development Documents or the Construction Documents, as the case shall require. Gateway and the Lessee shall each designate one individual (the "Authorized Construction Representative" for such party) to make or receive notice of objections and to resolve such objections as provided in this Section
4.5. If the Authorized Construction Representative for Gateway and the Lessee agree that an objection is warranted, Gateway shall direct the responsible Project Architect to make appropriate modifications to the Schematic Design Documents, the Design Development or the Construction Documents, as the case shall require, and to resubmit such documents for approval. Such resubmitted documents shall be subject to the same procedures for making objections as are set forth in this Subsection 4.5. If the Authorized Construction Representative for Gateway and the Lessee do not agree within five (5) calendar days after notice of an objection is made that such objection is warranted, the Authorized Construction Representative shall meet within five (5) calendar days thereafter to mutually select a third individual, experienced in the design and/or construction of structures or elements of structures similar to those involved in such objection (the "Mediator"), who shall participate in the resolution of the objection. If the Authorized Construction Representative for Gateway and the Authorized Construction Representative for the Lessee are unable to agree upon an individual to serve as the Mediator, the Mediator shall be selected by the presiding judge of the United States District Court for the Northern District of Ohio, Eastern Division, from lists of qualified persons prepared by both the Lessee and Gateway, unless Gateway and Lessee mutually agree to a substitute process. The Mediator, the Authorized Construction Representative for Gateway and the Authorized Construction Representative for the Lessee shall comprise the "Construction Design Committee." The Construction Design Committee, shall meet as soon as practicable thereafter, and in no event later than ten (10) calendar days after selection of the Mediator, to consider the objection and determine whether the objection is warranted. The determination of the Construction Design Committee, by a two- thirds (2/3) vote, shall be in writing and shall be final and binding upon Gateway and the Lessee. If the Construction Design Committee determines that an objection is warranted, Gateway shall direct the responsible Project Architect to make appropriate modifications to the Schematic Design Documents, the Design Development Documents or the Construction Documents, as the case shall require, and to resubmit such documents for approval. Such resubmitted documents shall be subject to the same procedures for making objections as are set forth in this Section 4.5. Gateway shall cause the Final Plans to be completed and delivered to Lessee no later than the date set forth in the Schedule unless otherwise agreed to in writing by Lessee.

                  4.6 BIDDING; REVISIONS.

                  (a) Upon approval by Gateway and the Lessee of the Construction Documents for Gateway's Work or a portion thereof, the Construction Documents shall be initialed by the parties and shall be submitted by Gateway for bids (the "Approved Construction Documents"). With respect to Gateway's Work in the Site and On- site Parking Requirements, Gateway may utilize the bid process described herein; provided, however, that Gateway shall not be entitled to terminate this Agreement in the event such bids exceed any estimated budgets for such portion of Gateway's Work, and, upon completion of the bidding process the Approved Construction Documents shall be deemed the Final Plans for such work. With respect to the Improvements in the Program Requirements, upon completion of bidding, if the lowest and best bid is less than the amount set forth in the Budget for such work, the Approved Construction Documents shall be deemed the Final Plans with respect to that portion of Gateway's Work. In the event that the lowest and best bid exceeds the amount set forth in the Budget for such work, during the next thirty (30) calendar days, (i) Gateway and the Lessee shall endeavor to revise the Approved Construction Documents to reduce the scope of the work or substitute materials or work and solicit revised bids; provided, however, that Lessee shall have no obligation to agree to any reduction or substitution that, in the sole discretion of Lessee, would materially alter the Program Requirements or the Site and On-Site Parking Requirements, (ii) Gateway and the Lessee shall consider reducing bidding requirements as permitted by law to obtain additional bidders or reduced bids, or (iii) Gateway may elect, but shall not be obligated, to increase the Budget. In the event that after the expiration of such thirty (30) calendar day period, the cost of such work continues to exceed the Budget, during the next ten (10) calendar days, (X) the parties may mutually agree to continue the process provided above, or (Y) Gateway may elect, but shall not be obligated to increase the Budget. Unless Gateway notifies Lessee of Gateway's intention to terminate this Agreement pursuant to Section 4.6(b) below within said ten (10) day period then Gateway shall be deemed to have increased the Budget. Upon completion of the bidding process for such work the Approved Construction Documents, as may be revised pursuant to this Subsection 4.6(a), shall be deemed the Final Plans for such portion of Gateway's Work. In the event the Budget is increased, pursuant to this Subsection 4.6(a), such increased Budget shall be deemed the new Budget for purposes of this Agreement. Actions taken by Gateway and Lessee with respect to this Subsection 4.6(a) shall be taken with due consideration to minimize schedule disruption and to maximize the Project Architects' ability to perform Project Architect's services in an economical fashion.

                  (b) In the event that Lessee and Gateway are unable to mutually agree, after utilizing the procedures set forth in this Article IV, that the estimated costs to complete the Improvements in the Program Requirements will not exceed the Budget then either Lessee or Gateway, subject to the provisions of Subsection 4.6(c) below, which Subsection is hereby expressly agreed will survive any termination of this Agreement and be binding on all successors and assigns of Gateway, may terminate this Agreement, the Management Agreement, Ground Lease and Gateway CAM Agreement upon thirty (30) days prior written notice to the other party.

                  (c) In the event Gateway elects to exercise Gateway's right to terminate this Agreement as provided in Subsection 4.6(b) above, AND, either (i) uses any Luxury Tax Receipts, proceeds from the Bonds, proceeds from the $20,000,000 loan from Cleveland Development Partnership I, or any other public sources, including any funds provided directly or indirectly by the City, County or the State of Ohio, except as expressly permitted herein, other than to complete Gateway's Work in accordance with the terms of this Agreement, or (ii) constructs, finances, improves or otherwise develops any other sports facility of any kind prior to December 31, 2005, then, within five (5) Business Days from the date of demand by the Lessee, Gateway shall pay to Lessee the liquidated damages provided below. In agreeing to the remedy herein, Gateway has acknowledged that in the event Gateway utilizes Gateway's funds for the purpose of constructing a development project, including but not limited to, a sports facility, other than the Baseball Facility, the funds available to Gateway to complete Gateway's Work will be impaired. Therefore, Lessee shall be entitled to receive the liquidated damages as compensation, and not as a penalty, for (a) the loss of ticket, advertising and other revenue, (b) loss of goodwill, (c) the damages suffered by the Lessee either by (i) remaining in Cleveland Municipal Stadium (a facility acknowledged by Gateway as being inadequate for the Lessee's needs), or (ii) relocating the Team to another facility, and (d) other unforeseen losses, costs and expenses, all or part of the foregoing of which may be incapable of accurate measurement. Gateway acknowledges that the Lessee's right to receive liquidated damages was specifically bargained for by Lessee and Operator and constitutes a material inducement to Lessee and Operator to enter into this Lease and the Management Agreement, respectively. The liquidated damages due and payable by Gateway to Lessee as provided herein shall be Twenty Five Million Dollars ($25,000,000). Such payment shall be deemed to satisfy any obligations to the Operator resulting from a termination of the Management Agreement, Ground Lease and Gateway CAM Agreement pursuant to this Section 4.6.

                  4.7 COST SAVINGS. In the event the final cost of the Improvements set forth in the Program Requirements is less than the Budget, the first Ten Million Dollars ($10,000,000) of such cost savings shall be paid to Gateway, any remaining cost savings shall be deposited by Gateway into the Capital Repairs Fund to fund the Initial Capital Repair Fund Deposit required in
Section 10.3 hereof, or, if such Initial Capital Repair Fund Deposit is funded, to pre-fund the subsequent Annual Capital Repairs Deposits; PROVIDED, HOWEVER, that in no event shall Gateway be required to demand payment on any guaranty agreement obtained for the completion of the Baseball Facility in order to fund the Initial Capital Repairs Fund Deposit.

                  4.8 DEFERRED CONSTRUCTION ITEMS. Notwithstanding the foregoing provisions of this Article IV, the Lessee and Gateway may elect, prior to the completion of such portion of the Gateway's Work, to defer the completion of certain elements of Gateway's Work ("Deferred Items") to a time after the Completion Date, in which event Gateway may complete construction after the Completion Date in accordance with the Final Plans at the sole cost and expense of Gateway. An amount equal to one hundred and ten percent (110%) of the projected costs to complete Deferred Items will be retained in the Capital Repairs Fund after the Completion Date and subsequently may be drawn upon by Gateway for the purpose of completing the Deferred Items.

                  4.9 COMPLETION GUARANTY. Gateway hereby agrees that the completion of Gateway's Work shall have a first priority over any other projects that Gateway may undertake. Notwithstanding any other provision herein or in any other agreement to which Gateway is a party, Gateway unconditionally guarantees the completion of Gateway's Work (including, but not limited to, the Baseball Facility), and the funding of the Initial Capital Repairs Fund Deposit in accordance with the terms of this Agreement, the Management Agreement, the Ground Lease and the Gateway CAM Agreement. For purposes of determining the amount of funds necessary to satisfy the priority of completing Gateway's Work, the parties agree that the Budget for the completion of the Improvements set forth in the Program Requirements shall be One Hundred and Sixty One Million Dollars ($161,000,000) together with a contingency reserve of Ten Million Dollars ($10,000,000) (jointly the "Budget"). There shall be no limitation with respect to Gateway's Work required in the Site and On-Site Parking Requirements and the parties have not established a budget for the completion of the Site and On-Site Parking Requirements. Gateway will use its assets, revenues and funds only for the following purposes: (i) to complete Gateway's Work, (ii) to perform any other obligations hereunder or under the Management Agreement or Ground Lease, (iii) to pay debt service and any fees and charges payable pursuant to the terms of the Bond documents or the Cleveland Development Partnership I loan documents, and (iv) to pay Gateway's reasonable administrative expenses, costs and expenses related to the design of the Arena, the negotiation of contracts related to the Arena and demolition and site preparation for the Arena to level grading only; provided, however, that Gateway may use its assets, revenues and funds for other purposes if: (i) Gateway demonstrates to the reasonable satisfaction of the Lessee that Gateway has sufficient funds, assets, and revenue sources acceptable to Lessee and such funds, assets and revenue sources are irrevocably committed and available or guaranteed to insure completion of Gateway's Work (taking into account that the costs to complete the Improvements set forth in the Program Requirements will not exceed the Budget and the amount of any other obligations for the purposes described above unless the parties agree that the Budget will be exceeded) and no Gateway Default shall exist and remain uncured, or (ii) such use is approved, in writing, by Lessee. Gateway shall deliver to Lessee any financial information reasonably requested by Lessee, including but not limited to, monthly operating reports setting forth all revenues received by and expenditures made by Gateway for the preceding month and a monthly proposed budget for the upcoming month. Any funds intended to be irrevocably committed to complete Gateway's Work shall be deposited into designated escrow accounts (collectively "the Completion Guaranty Accounts") with Permitted Escrow Agents to be invested in Permitted Investments, which accounts may be Bond Escrow Accounts.

                  4.10 PARKING.

                  (a) In addition to its obligation to design and construct the Improvements, Gateway shall finance and construct, on or before the Completion Date, within certain alternative designated areas as more fully described in the Site and On-Site Parking Requirements, not less than one thousand five hundred (1,500) parking spaces (the "On-Site Parking"). The Lessee and the Operator shall have the exclusive use, without charge, of (i) the On-Site Parking for all events held at the Baseball Facility, and (ii) two hundred fifty (250) spaces of the On-Site Parking, selected by the Lessee and the Operator at all times. Gateway shall also provide free adequate parking for the part-time employees of the Lessee, but such parking may be more distant from the Ballpark than that provided to the full-time employees. The Lessee shall have the option to manage and operate the On-Site Parking on customary terms and conditions for the downtown Cleveland area. The Lessee shall notify Gateway of the Lessee's election to manage and operate the On-Site Parking on or before sixty (60) days after receipt by the Lessee of Gateway's Final Plans for the On-Site Parking.

                  (b) In the event Gateway elects to provide the Lessee temporary surface parking in compliance with the requirements of Subsection 4.10(a) above, the Lessee shall provide to Gateway its prompt written agreement in a form reasonably acceptable to Gateway (i) authorizing Gateway to substitute such temporary On-Site Parking with a permanent On-Site Parking facility at a later date in conformance with the requirements set forth in Subsection

4.10(a) above (provided that the construction of such permanent On- Site Parking shall not affect the availability of On-Site Parking at any time for Home Dates and the Lessee's Special Events) and (ii) acknowledging that up to $1,500,000 of the annual net revenues from such temporary On-Site Parking may be deposited in an appropriate parking garage escrow fund to be used for the subsequent construction of the permanent On-Site Parking facility.

                  (c) In addition to the On-Site Parking, Gateway shall use its best efforts to secure, on or before the Completion Date, the availability of an additional seven thousand (7,000) to ten thousand (10,000) parking spaces within a two thousand (2,000) foot radius of the Baseball Facility, using the approximate proposed location of second base as the point of beginning for such calculation (the "Additional Parking").

                  (d) Gateway shall make estimated quarterly payments to the Lessee of Lessee's Parking Revenue on or before the last day of January, April, July and October of each Lease Year for each preceding quarter in which such Lessee's Parking Revenue becomes unrestricted and is permitted to be distributed by Gateway pursuant to any Financing Arrangements that encumber the Baseball Facility or the parking facility; with a final adjustment to be made at the end of each Lease Year.


                                    ARTICLE V
                                    ---------

                                      TERM

                  5.1 TERM. The "Term" of the lease portion of this Agreement shall commence on the Completion Date and shall end on the earlier of: (i) December 31 of the year in which the twentieth (20th) full Season following the Completion Date is concluded, or (ii) upon the retirement, defeasance or discharge (as provided in the Three Party Agreement) of all of the Bonds. Upon determination of the Completion Date, the parties shall execute a supplement to this Agreement setting forth the last day of the Term and shall execute and record an appropriate supplement to the Memorandum of Lease.

                  5.2 COMPLETION. Gateway hereby agrees that it will use its best efforts to cause the Completion Date to occur on or before February 1, 1994. On or before September 1, 1993, the Lessee and Gateway shall consult with the Project Architects and contractors and make a physical inspection of the state of completion of Gateway's Work. Promptly thereafter, the parties hereto shall make a determination as to whether or not the Completion Date will occur on or before February 1, 1994. In making such determination, the parties shall take into account the implementation of any reasonable construction procedures and programs suggested by the Lessee which would tend to expedite the completion of Gateway's Work. If the Lessee and Gateway mutually determine that, or are unable to agree that, the Completion Date will not occur on or before February 1, 1994, or the Completion Date has not actually occurred by February 1, 1994, the Lessee shall have no obligation to occupy and use the Baseball Facility during the 1994 Season and a "Completion Default" shall be deemed to have occurred. In the event such a determination is made or Gateway and the Lessee are unable to agree, or Substantial Completion has not occurred by February 1, 1994, Gateway shall have until February 1, 1995, to cause Substantial Completion to occur. If Substantial Completion occurs on or before February 1, 1995, such date shall be deemed the Completion Date and the Lessee shall be obligated to occupy and use the Baseball Facility in accordance with the terms hereof commencing on the first day of the 1995 Season. If Substantial Completion has not occurred on or before February 1, 1995, an additional "Completion Default" shall be deemed to have occurred. Gateway shall make all necessary arrangements to permit, at the Lessee's election, the Lessee to have partial occupancy of the Baseball Facility as phases of Gateway's Work are completed.

                  5.3 GATEWAY FAILURE TO TIMELY COMMENCE CONSTRUCTION.

                  (a) In the event Gateway fails to cause the Improvements to be Substantially Under Construction on or before September 1, 1992, a "Construction Default" shall be deemed to have occurred and the Lessee shall be entitled to terminate this Agreement, in the Lessee's sole discretion, by delivering written notice of such termination to Gateway within forty-five (45) days after the occurrence of the Construction Default. Notwithstanding the preceding sentence, a Construction Default shall not be deemed to occur if (i) the Lease Agreement or the Management Agreement is terminated due to the failure to satisfy the conditions set forth in Section 22.2 or 22.6 of the Lease Agreement or Section
25.2 or 25.6 of the Management Agreement; (ii) Lessee or Operator unreasonably withhold consent to any Financing Arrangement with the Bank, (iii) Force Majeure, (iv) a Lessee Default or an Operator Default, (v) the gross negligence, or willful misconduct of the Lessee or the Operator, (vi) the institution by the Lessee or the Operator of any litigation or other proceeding against Gateway wherein the court shall determine that the Lessee's or the Operator's, as the case may be, position was frivolous without merit, or (vii) Gateway satisfies Lessee, in Lessee's sole and absolute discretion that Gateway shall be able to complete Gateway's Work on or before February 1, 1994.

                  (b) In the event the Lessee elects to terminate this Agreement pursuant to Subsection 5.3(a), the Lessee shall have, as its sole and exclusive remedy, the option to lease all or any part of a 125,000-square-foot parcel of land (generally being that land commencing on the southerly corner of the Arena Land, with frontage on Ontario Street for 625 feet with a depth of 200 feet) (the "Default Option Parcel") located in the area designated as the "Default Option Parcel Area" to be depicted on the CMS Site Plan from Gateway pursuant to a long term ground lease at a rental rate and on terms which are economically equivalent to the cost that the Lessee would incur if the Lessee purchased the Default Option Parcel on the terms and conditions described below and on such other terms and conditions that are customary for long term ground leases for commercial property in downtown Cleveland, Ohio. The term of such ground lease would be for such number of years as required for the Lessee to realize the full use and value of the proposed development for the Default Option Parcel. The ground lease shall be economically equivalent to a purchase of all or any part of the Default Option Parcel at a price of Seven Hundred Fifty Thousand Dollars ($750,000) per acre exercisable at any time after the termination of this Agreement pursuant to Subsection 5.3(a) hereof until December 31, 1996. Ten percent (10%) of the option price would be payable in cash at closing. The balance of the purchase price would be payable by the delivery of a ten (10) year self-amortizing, nonrecourse, purchase money mortgage bearing interest at six percent (6%) per annum, payable monthly. Title would be delivered free and clear except for generally applicable zoning restrictions, the Central Market Community Development Plan and real estate taxes not yet due and payable. The mortgage would provide for reasonable release clauses and for subordination to construction or permanent financing. The parties agree that the provisions of this Section 5.3 shall expressly survive any termination of this Agreement.

                  5.4 LATE COMPLETION REMEDIES.

                  (a) Unless the Lessee shall have terminated this Agreement pursuant to Section 5.3 hereof, and otherwise subject only to Subsections 5.4(b) and (c) below, if the Completion Date has not occurred by: (i) February 1, 1994, a "Completion Default" shall be deemed to have occurred and Gateway shall be liable to the Lessee for the Lessee's damages due to such Completion Default, and (ii) February 1, 1995, an additional "Completion Default" shall be deemed to have occurred and Gateway shall also be liable to the Lessee for any additional damages due to such subsequent Completion Default. The amount of any such damages shall be reduced to the extent that the Operator's negligence contributed to such Completion Default.

                  (b) Notwithstanding anything contained in this Agreement to the contrary, in the event that Gateway's failure to accomplish Substantial Completion by February 1, 1994 or February 1, 1995, as the case may be, results from (i) a Lessee Default or an Operator Default, (ii) the gross negligence or willful misconduct of the Lessee or the Operator, or (iii) the institution by the Lessee or the Operator of any litigation or other proceeding against Gateway wherein the court shall determine that the Lessee's or the Operator's, as the case may be, position was frivolous and without merit, such date shall be extended to February 1, 1995, or such later date as is necessary to accomplish Substantial Completion. In such event, the Lessee shall be obligated to occupy and use the Baseball Facility in accordance with the terms hereof commencing on such extended Completion Date, regardless of when such date occurs and the Lessee shall pay any increase in the cost of the construction of the Improvements resulting directly from such delay. If Substantial Completion is delayed as a result of any of the foregoing causes, no Completion Default shall be deemed to have occurred unless Substantial Completion has not occurred by the extended Completion Date.

                  (c) Notwithstanding anything contained in this Agreement to the contrary, in the event that any Force Majeure prevents or delays the completion of Gateway's Work, all provisions of this Article V shall nevertheless apply in accordance with their terms, except that in the case of any delay resulting from a Force Majeure, Gateway will be excused from payment of the damages otherwise payable under Subsection 5.4(a), so long as Substantial Completion occurs on or before a date following the February 1, 1994 or February 1, 1995 date, which is not later than a number of days after said February 1, 1994 or February 1, 1995 date, equal to the number of days of the impact of such Force Majeure.

                  (d) Subject to Subsections 5.4(b) and (c) above, if Substantial Completion has not occurred by February 1, 1995, the Lessee, by written notice to Gateway delivered not later than February 28, 1995, may either
(i) extend such date or (ii) terminate this Agreement. If the Lessee elects to terminate this Agreement, each of the parties shall remain liable to the other for any obligation or liability arising prior to the effective date of termination and as may be further provided for herein; provided, however, that the Lessee shall not be entitled to the remedy set forth in Subsection 5.3(b) upon a termination pursuant to a termination under this Subsection 5.4(d) if Gateway caused the Improvements to be Substantially Under Construction as required in Subsection 5.3(b).

                  5.5 EXTENSION OPTIONS. The Lessee and Gateway hereby acknowledge that, as a matter of federal tax law, Gateway cannot grant option rights to the Lessee to extend the Term of this Agreement, the term of the Management Agreement and the Gateway CAM Agreement. In the event an opinion from Calfee, Halter & Griswold, or such other nationally recognized bond counsel selected by Calfee, Halter & Griswold and Gateway, is obtained to the effect that the existence and exercise of options to renew the Term of this Agreement and the term of the Management Agreement and the Gateway CAM Agreement will not result in a loss of the federal tax exempt status of any of the Bonds, then Gateway and the Lessee shall amend this Agreement, the Management Agreement and the Gateway CAM Agreement to provide for options to renew on terms that (a) are commercially reasonable based upon comparable agreements that are competitively favorable to other teams then leasing and managing publicly owned ballpark facilities, and (b) do not cause the Lessee's use and control of the Baseball Facility to be less extensive than its use and control during the Term. Gateway hereby agrees to lend its full support and cooperation to any effort to effectuate any change in the federal tax law that is necessary to obtain the legal opinion referred to above.


                                   ARTICLE VI
                                   ----------

                                      RENT

                  6.1 RENT. The Lessee shall pay to Gateway each Lease Year rent ("Rent") in an amount equal to (a) seventy-five cents ($.75) for each Paid Attendance Ticket sold during the applicable Season after one million eight hundred fifty thousand (1,850,000) Paid Attendance Tickets are sold, up to two million two hundred fifty thousand (2,250,000) Paid Attendance Tickets, PLUS (b) one dollar ($1.00) for each Paid Attendance Ticket sold during such Season after two million two hundred fifty thousand (2,250,000) Paid Attendance Tickets sold up to two million five hundred thousand (2,500,000) Paid Attendance Tickets, PLUS (c) one dollar and twenty-five cents ($1.25) for each Paid Attendance Ticket sold during the applicable Season after two million five hundred thousand (2,500,000) Paid Attendance Tickets are sold. Rent shall be adjusted for the eleventh (11th) Season and the sixteenth (16th) Season following the Completion Date by increasing the dollar amounts set forth in the preceding sentence by a percentage determined by the following formula: (y) in the case of the eleventh
(11th) Season following the Completion Date, forty percent (40%) of the percentage increase in the Average Ticket Price for the eleventh (11th) Season following the Completion Date OVER the Average Ticket Price for the first (1st) Season after the Completion Date, and (z) in the case of the sixteenth (16th) Season following the Completion Date, forty percent (40%) of the percentage increase in the Average Ticket Price for the sixteenth (16th) Season following the Completion Date OVER the Average Ticket Price for the eleventh (11th) Season. In the event that the Lessee's percentage of each Paid Attendance Ticket price retained by the Lessee under American League rules is decreased below seventy-seven percent (77%), then Rent shall be decreased proportionally to reflect the amount of Ticket Revenue lost by the Lessee due to such reduction in the Lessee's percentage of Ticket Revenue.

                  6.2 PAYMENTS. Rent shall be paid by the Lessee on or before the last day of each Lease Year for which Rent is due.

                  6.3 AUDIT. Each payment of Rent shall be accompanied by a statement certified as true and correct by the Lessee's Chief Financial Officer, showing with reasonable specificity all computations relating thereto. Gateway shall have the right, through the use of an independent certified public accounting firm selected by Gateway, at any time during normal business hours and at the offices of the Lessee, to review, at Gateway's expense, all records of the Lessee which relate solely to Paid Attendance Tickets. In the event such review results in a determination that the computations are erroneous, the error shall be promptly corrected by the parties, and if such error results in a three and one-half percent (3.5%) or more discrepancy in favor of Gateway in Rent received or paid, the expense of such review shall be reimbursed to Gateway by the Lessee.


                                   ARTICLE VII
                                   -----------

                            ALTERATIONS BY THE LESSEE

                  7.1 ALTERATIONS AND ADDITIONS BY THE LESSEE.

                  (a) Following the Completion Date, the Lessee, at its sole cost and expense, may make any alterations of or additions or improvements to the Ballpark Land or the Ballpark Improvements, which do not (i) materially affect the aesthetics, sightlines, structure or systems of the Baseball Facility (unless approved by Gateway), (ii) materially increase the cost of Capital Repairs to the Baseball Facility or any of its Components, fixtures, equipment or any other improvements (unless approved by Gateway), or (iii) violate any laws, ordinances, or regulations. The Lessee hereby agrees to perform or cause to be performed all such alterations, additions and/or improvements in a good and workmanlike manner, utilizing personnel with proper building trade credentials, and to pay for the same. The Lessee agrees to indemnify and defend Gateway from and against mechanics' liens, claims and any other costs and attorneys' fees incurred by Gateway and related thereto, or other costs and expenses arising out of such performance.

                  (b) Before commencing any alterations, additions, or improvements pursuant to Subsection 7.1(a) above, the Lessee shall (i) comply with all legal requirements or improvements, including, but not limited to, procuring any required governmental permits, and (ii) obtain and furnish to Gateway a "Builder's Risk" insurance policy (with a waiver of subrogation endorsement similar to the type referred to in Section 9.5 hereof), from an insurance carrier acceptable to Gateway and in form and substance acceptable to Gateway, in its reasonable discretion, covering all liabilities that may be incurred in connection with any such alterations, additions or improvements undertaken by the Lessee naming Gateway as an additional insured.

                  (c) All alterations, additions, or improvements made by the Lessee pursuant to this Section 7.1 shall be considered the property of the Lessee for purposes of this Agreement and shall remain upon the premises for the duration of the Term; PROVIDED, HOWEVER, that upon the termination or expiration of this Agreement for any reason, such alterations, additions and improvements, unless personal property or trade fixtures, shall become part of the Baseball Facility.

                  7.2 PLACEMENT OF HEAVY EQUIPMENT. The Lessee shall not place a load upon any floor or other surface in any part of the Ballpark Land and/or the Ballpark Improvements that exceeds the maximum weight per square foot that such floor or other surface area was designed to bear as determined by the Design Architect. The Lessee shall comply with all such requirements and, where necessary, shall perform the reinforcing required for such installation at its cost and expense. The Lessee shall install, place and maintain all items of personal property, fixtures or leasehold improvements which the Lessee is required to install, place or maintain in the Baseball Facility pursuant to this Agreement, in settings that are sufficient, to absorb and prevent vibration in or damage to the Baseball Facility. In the event such placements or installations cause such vibration or damage, the Lessee shall, at its expense, take such steps as the Design Architect may reasonably direct to remedy any such condition.


                                  ARTICLE VIII
                                  ------------

                                 USE OF BALLPARK

                  8.1 LESSEE'S USE. During the Term, the Lessee and its guests and invitees shall be entitled to the possession and use of the Ballpark Land and the Ballpark Improvements for the following purposes:

                  (a) to play major league baseball games and to conduct activities related to the playing of major league baseball games and the maintenance of a professional baseball team;

                  (b) to occupy and conduct day-to-day business operations in the Lessee's Office Space;

                  (c) to conduct any and all other activities which, from time to time during the Term, are associated with, or are conducted in connection with, or are related to, the conduct of the business of a major league baseball team;

                  (d) to use, without payment of rent therefor, the Owner's Private Suite and the President's Private Suite as defined in the Program Requirements;

                  (e) during the times the Lessee is using the Ballpark Land and the Ballpark Improvements for playing the Team's home games only, to stage activities attendant to the game on the playing field, except that the Lessee shall not stage any activity (i) that is detrimental to the health, safety and welfare of the people at the Baseball Facility or

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



                           (ii) that is detrimental to the physical plant and conditions of the Baseball Facility; and

                  (f) to use, without charge, the On-Site Parking as set forth in Section 4.10 hereof;

PROVIDED, HOWEVER, that the Lessee shall not occupy or use any portion of the Ballpark Land or the Ballpark Improvements (or permit the use or occupancy of any portion of the Ballpark Land or the Ballpark Improvements) for any purpose that will violate any federal, state or local law or that will in any way affect the validity or tax-exempt status of the Bonds.

                  8.2 GATEWAY'S USE. During the Term, Gateway and its guests and invitees shall be entitled to the possession and use of the Ballpark Land and the Ballpark Improvements to conduct and perform all activities in connection with its rights and duties hereunder or under the Management Agreement.

                  8.3 OPERATOR'S USE. During the Term of the Management Agreement, or any successor management agreement, the Operator and its guests, concessionaires, licensees and invitees shall be entitled to the possession and use of the Ballpark Land and the Ballpark Improvements for all of the purposes set forth in the Management Agreement. Without limiting the generality of the foregoing, the Lessee hereby agrees that the Premium Seating shall be managed and operated as set forth in the Management Agreement or any successor management agreement, including the marketing and licensing of Premium Seating as provided in Section 3.1 thereof and the administration of Premium Seating licensing and the retention of Premium Seating Revenue to be applied in accordance with Article VI thereof.

                  8.4 SPECIAL EVENTS. Notwithstanding the terms and conditions of the Management Agreement, or any other agreement, neither Gateway, the Operator nor any other Person may conduct Special Events at the Baseball Facility without first complying with the following procedure, unless waived, in writing, by the Lessee.

                  (a) In no event may all or any part of a Special Event Period coincide with all or any part of an Exclusive Use Period;

                  (b) The Lessee shall have the right to prohibit any Special Event at the Baseball Facility if the nature of such Special Event would render the playing field unsuitable in the Lessee's reasonable judgment for playing the Team's games thereon (the parties acknowledge that Special Events during the Spring season may not be allowed in order to protect Spring turf growth and field conditions); and the Lessee may require that a protective covering of Trivera

                           Spunbound (or other material approved by the Lessee), which shall be paid for by Gateway, and maintained over the playing field; and

                  (c)      The Lessee shall have received at least forty-five
                           (45) days prior written notice of any Special Event proposed to be conducted at the Baseball Facility, which notice shall identify the nature of the event, the sponsor, the Promoter, if any, the areas of the Baseball Facility to be utilized, the Special Event Period and any other relevant information reasonably necessary for the Lessee to exercise its approval rights pursuant to this Section 8.4.

Notwithstanding the approval rights provided for above, Gateway shall not be obligated to obtain such required approvals so long as the Operator is an Affiliate of the Lessee.

                  8.5 LESSEE'S MANAGEMENT APPROVAL RIGHTS. Gateway shall cause the Baseball Facility to be managed and operated as a first-class, state-of-the-art, open air Major League baseball park and in a professional, businesslike and efficient manner if the Operator is no longer an Affiliate of the Lessee. Without in any way limiting the Lessee's approval rights provided herein, in the Ground Lease or the Management Agreement, Gateway shall not, or in the event Gateway subcontracts, licenses or otherwise assigns its rights to any other Person, permit such other Person to, take any of the following actions without the prior written consent of the Lessee, which consent shall not be unreasonably withheld:

                  (a) Permit the Operator to assign its interest in the Management Agreement;

                  (b) Amend, supplement, modify, or terminate the Management Agreement or any other subsequent management agreement for the operation of the Baseball Facility;

                  (c) Enter into, or permit the Operator to enter into, any concession agreement with any concessionaire without the prior written approval, or thereafter amend, supplement, modify or terminate such concession agreement without Lessee's approval;

                  (d) Sell, rent, or furnish any merchandise, articles or services at the Baseball Facility, that, in Lessee's reasonable judgment, is of a poor quality, unsatisfactory in nature, or harmful or dangerous to the health or safety of the public;

                  (e) Establish the prices charged for all merchandise, articles and services sold, rented or furnished at the Baseball Facility; provided, however, that the

                           Lessee's approval of the proposed price of any item shall not be withheld if such price does not exceed the price charged for the same or a comparable item or service sold, rented or furnished in any other major league baseball park.

                  (f) Operate the scoreboards at the Baseball Facility for all Home Dates in any manner inconsistent with the procedures approved by the Lessee;

                  (g) Enter into any contracts for advertising in and on the interior and exterior of the Baseball Facility, including, but not limited to, scoreboard advertising, advertising on the concourses or video advertising in the Baseball Facility; and

                  (h) Deviate from the security procedures approved by the Lessee for the security and crowd control personnel and night watchmen for the Baseball Facility.

Notwithstanding the approval rights provided for above, Gateway shall not be obligated to obtain such required approvals so long as the Operator is an Affiliate of the Lessee.


                                   ARTICLE IX
                                   ----------

                            INSURANCE AND SUBROGATION

                  9.1 GATEWAY'S INSURANCE. (a) Gateway shall, during the construction period, maintain in full force and effect, at Gateway's expense:
(i) insurance against damage or destruction to the Improvements for the full value thereof, including all materials, equipment, machinery and supplies for use in construction or installation of Gateway's Work on an "all risk" peril basis, including coverage against flood, sewer backup and earthquake coverage, in the form of builder's risk coverage, and (ii) cause its professionals to carry professional liability insurance providing coverage for errors and omissions relating to workmanship and design.

                  (b) From and after the Completion Date, Gateway shall maintain in full force and effect, in its name, insurance against damage or destruction to the Baseball Facility and Gateway's equipment and other personal property, improvements and betterments to the Baseball Facility owned by Gateway by providing "all risk" peril coverage in the amount of at least ninety percent (90%) of replacement cost, subject to deductible limits not to exceed $25,000. Such insurance shall have an agreed amount endorsement.

                  9.2 LESSEE'S INSURANCE. The Lessee shall, from and after the Completion Date, maintain in full force and effect, at

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



its expense, "occurrence type" general liability insurance against bodily injury and property damage arising from occurrences in and about the Baseball Facility and covering the Lessee's contractual liability for indemnification under this Agreement. Such insurance shall be written on a commercial general liability policy form to include premises operations, products and completed operations, personal injury/advertising injury, independent contractors and broad form property damage. The policy shall also contain a general aggregate per location of not less than Two Million Dollars ($2,000,000) and a products/completed operations aggregate of not less than One Million Dollars ($1,000,000). The foregoing insurance shall name as additional insured Gateway, its members, its Executive Director and such other Affiliates as Gateway shall reasonably request. Notwithstanding the above, the Lessee shall not be required to maintain the insurance provided for in this Section 9.2 provided such insurance coverages are included in the Operator's insurance provided for in the Management Agreement.

                  9.3 INSURANCE REQUIREMENTS.

                  (a) All policies of insurance required hereunder shall be written by carriers which are members of the Ohio Guaranty Fund and possess an A- policyholder's rating or better and a minimum Class VII financial size category as listed at the time of issuance by A.M. BEST INSURANCE REPORTS ("Best Reports") (the aforesaid rating classifications to be adjusted if and to the extent that BEST REPORTS adjusts its rating categories).

                  (b) All policies shall provide that they may not be canceled, renewed or reduced unless at least thirty (30) days' notice thereof has been provided to the additional insureds. In no event shall any party be required to insure for liability limits in excess of coverage which is available at commercially reasonable rates. In the event that tort liability reform is adopted which makes the limits of liability hereinabove provided in excess of commercially reasonable and prudent limits of liability, such limits will be equitably reduced. The insurance policies required hereunder shall be reviewed on an annual basis to determine the adequacy of the coverage amounts.

                  9.4 CERTIFICATES. Not later than the date on which coverage is to be provided hereunder, the party required to provide same shall furnish to the other party a certificate evidencing the required coverage.

                  9.5 WAIVER OF SUBROGATION. Gateway and the Lessee agree that all insurance policies against loss or damage to property and business interruption or rent loss, and all liability insurance policies required hereunder, shall be endorsed to provide that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder. Such insurance policies shall further provide that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery contained in any other section of this Agreement, but rather in confirmation and furtherance thereof, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property or damages as a result of business interruption, rent loss or liability of the types covered in Section 9.2 above, insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies.


                                    ARTICLE X
                                    ---------

               MAINTENANCE OF AND REPAIRS TO THE BASEBALL FACILITY

                  10.1 GATEWAY OBLIGATIONS. Gateway shall be responsible for all Routine Maintenance and Capital Repairs for the Baseball Facility. The Lessee acknowledges that Gateway will assign its obligations as to Routine Maintenance to the Operator pursuant to the terms of the Management Agreement.

                  10.2  MAINTENANCE AND REPAIR PROCEDURES.

                  (a) On or before February 1 of each Lease Year, and from time to time during the Term as the Operator, the Lessee or Gateway may reasonably request, not more often than once each Reporting Period, representatives of the Operator, the Lessee and Gateway shall meet to:

                     (i) review a list of, and the proposed procedures for completing, any anticipated work constituting Routine Maintenance and Capital Repairs (which list shall be prepared by the Operator and delivered to the Lessee and Gateway prior to any such meeting);

                     (ii) allocate any such anticipated work between Routine Maintenance and Capital Repairs;

                     (iii) establish budgets and timetables for required Routine Maintenance and Capital Repairs; and

                     (iv) establish necessary programs to generally effectuate the administration of the provisions of this Section.

                  (b) Gateway hereby agrees that Gateway shall use its best efforts to advise the Lessee of its views as early as possible regarding the Operator's performance of Routine Maintenance and Gateway's performance of Capital Repairs. All Routine Maintenance and Capital Repairs requested by the Lessee shall be conducted and completed subject to the reasonable and prompt approval of the Operator.

                  10.3 CAPITAL REPAIRS FUND. Gateway shall establish and maintain an account (the "Capital Repairs Fund"), the purpose of which shall be to accumulate funds for the payment of the cost of Capital Repairs for which Gateway is financially responsible hereunder. The Capital Repairs Fund shall be established with a Permitted Escrow Agent and the funds therein invested in Permitted Investments. On or before the Completion Date Gateway shall deposit into the Capital Repairs Fund the Initial Capital Repairs Fund Deposit. In addition, on or before the first day of each and every Lease Year after the first Lease Year, Gateway shall deposit the Annual Capital Repairs Fund Deposit into the Capital Repairs Fund. All funds in the Capital Repairs Fund shall be the property of Gateway. The Capital Repairs Fund may be drawn only upon the signature of the designated signatory or signatories of Gateway and the funds deposited therein may be used only to pay for Capital Repairs for which Gateway is financially responsible hereunder, other than those arising out of damage which is caused by a risk then covered by the property insurance policy referred to in Subsection 9.1(b) (except that the Capital Repairs Fund may be used for covered losses pending receipt of insurance proceeds, but such proceeds shall thereafter be deposited in the Capital Repairs Fund). Notwithstanding anything in this Agreement to the contrary, Gateway's financial responsibility with respect to Capital Repairs shall not be limited to the funds in the Capital Repairs Fund; provided, however, that on or before the Completion Date, the parties will establish a separate sub-account within the Capital Repairs Fund for the following categories of property: Administrative office furniture (FF&E), all kitchen equipment, concession stand/central commissary equipment, clubhouse exercise equipment, club and restaurant furniture and equipment, and such other categories of property that the parties shall mutually agree upon. The parties agree that reasonable and appropriate percentages will be established based on the useful life of such property and a proportional amount of the Initial Capital Repairs Fund Deposit and the Annual Capital Repairs Fund Deposit will be placed into such sub-account. Gateway's obligation to pay for Capital Repairs for the above designated property shall be limited to the amount of the special sub-account for such items. In the event Gateway must use any funds deposited in the Construction Fund (established in accordance with the Bond documents), to pay for any Capital Repair, in whole or in part, Gateway shall withdraw the amount necessary from such Construction Fund and pay for such Capital Repair with the funds withdrawn; PROVIDED, HOWEVER, that in no event shall any funds withdrawn from the Construction Fund be used by Gateway to pay for any Capital Repairs performed on the Field or the Field Improvements, and PROVIDED FURTHER, that in no event shall any funds withdrawn from the Construction Fund by Gateway be deposited into the Capital Repairs Fund. In the event funds on deposit in the Capital Repairs Fund are insufficient to pay for the cost of a Capital Repair at any time, Gateway shall be obligated to pay for such Capital Repair using other sources and shall be reimbursed from the Capital Repairs Fund for the amount so paid from the next moneys deposited therein until Gateway shall have been fully reimbursed. At the end of the Term or upon the termination of this Agreement, Gateway shall transfer and assign to the Person or Persons that succeeds Gateway in the ownership of the Baseball Facility all sums in the Capital Repairs Fund and all of such funds shall continue to be held in a separate escrow account for the benefit of the Baseball Facility.

                  10.4 CAPITAL REPAIRS. During the Term, the Lessee shall not, subject to ordinary wear and tear, do or suffer any waste or damage, disfigurement or injury to the Baseball Facility. Except as otherwise provided herein, Gateway shall perform or cause to be performed all Capital Repairs required during the Term, at Gateway's expense. All work related to any Capital Repair shall be done in a good workmanlike manner. Gateway hereby agrees to indemnify, defend and hold the Lessee harmless from and against all costs and expenses (including attorneys' fees) arising out of Gateway's failure to perform such Capital Repairs.

                  10.5 LESSEE'S SELF-HELP. If Gateway or the Operator fails to perform any required Routine Maintenance or Capital Repair, the Lessee may perform such Routine Maintenance or Capital Repairs and shall be entitled to reimbursement, including, but not limited to, payment from the Capital Repairs Fund. When feasible, Lessee shall give Gateway prompt notice thereof; PROVIDED, HOWEVER, in the case of a Capital Repair or Routine Maintenance which in the Lessee's good faith determination will cost more than Five Thousand Dollars ($5,000) to complete, the Lessee will give Gateway not less than twenty-four
(24) hours' notice prior to commencement of such work unless such delay could affect public health or safety.


                                   ARTICLE XI
                                   ----------

                     REAL ESTATE AND PERSONAL PROPERTY TAXES

                  During the Term, Gateway shall pay when due all real estate taxes, personal property taxes (other than for tangible personal property owned or installed by the Lessee), assessments and other governmental levies and charges, general and special, ordinary and extraordinary, of any kind or nature, lawfully levied or assessed by federal, state, county or municipal government, upon or with respect to the Baseball Facility and any and all other improvements (other than with respect to personal property owned by the Operator or the Lessee or improvements made by or on behalf of the Lessee pursuant to Section
7.1 hereof or Section 9.1 of the Management Agreement, respectively) hereafter constituting a part of the Baseball Facility, any tax on the Lessee's rights hereunder in the nature of a leasehold tax, or any taxes in lieu thereof (collectively, "Real and Personal Property Taxes"); PROVIDED,

HOWEVER, that if, because of any change in the method of taxation of real estate or personal property, any other or additional tax or assessment is imposed upon the Baseball Facility as or in substitution for, or in lieu of, any tax or assessment which would otherwise be included in Real and Personal Property Taxes, such other tax or assessment shall also be Gateway's responsibility. Gateway hereby agrees to indemnify, defend and hold the Lessee harmless from and against all Real and Personal Property Taxes. In the event the Operator's or the Lessee's interest in the Management Agreement, the Ground Lease or the Gateway CAM Agreement is terminated as a result of a failure to pay Real and Personal Property Taxes, including, without limitation, a sale of the Baseball Facility by a foreclosure sale, and within sixty (60) days after such termination are not reinstated for the balance of the then remaining terms thereof on the same terms and conditions, the Lessee shall be entitled to terminate this Agreement upon thirty (30) days prior written notice to Gateway. Without in any way limiting the Lessee's rights and remedies provided for in Article XIII hereof, in the event Gateway fails to pay any Real and Personal Property Taxes when the same shall be due and payable, the Lessee shall have the right, but shall have no obligation to pay the same or any of them, and upon such payment by the Lessee, Gateway shall, immediately after proof of such payment shall have been submitted to Gateway by Lessee, and on demand therefor, pay the Lessee the amount of any such payment so made by Lessee, with interest thereon at the Interest Rate. Gateway shall cause the Ballpark Land and the Ballpark Improvements to be included in a tax parcel separate and distinct from the balance of the CMS Site.



                                   ARTICLE XII
                                   -----------

                          RIGHT OF ENTRY AND INSPECTION

                  12.1 LESSEE'S RIGHT OF ENTRY AND INSPECTION. Prior to the Completion Date, the Lessee and the Lessee's agents, representatives, invitees and contractors shall have the right at all times during normal business hours of Gateway or of Gateway's general contractor, prime contractor or construction manager, as the case may be, and at such other times as the Lessee may reasonably request, to review the Final Plans for Gateway's Work and to inspect the progress of the construction of Gateway's Work. The provisions of this
Section 12.1 shall in no way limit or otherwise relieve Gateway from Gateway's obligation to complete Gateway's Work in conformance with this Agreement and the Management Agreement, unless the Lessee's inspections or tours unreasonably interfere with Gateway's construction of the Baseball Facility.

                  12.2 GATEWAY'S RIGHT OF ENTRY AND INSPECTION. In addition to its rights to use the Ballpark Land and the Ballpark Improvements as provided in this Agreement and in the Management

Agreement and the Ground Lease, Gateway and its agents and representatives (including representatives of the City and the County) shall have the right, at all times during usual business hours or at any other time in case of an emergency, to enter into and upon any and all parts of the Ballpark Land and the Ballpark Improvements for the purpose of inspecting the same, carrying out any of its obligations under this Agreement, the Management Agreement or the Ground Lease (including, without limitation, to make any Capital Repairs required to be made by Gateway), or for any other legitimate reason related to the obligations of the parties hereto or the rights of Gateway under this Agreement or under the Management Agreement or the Ground Lease. In the event Gateway enters the Ballpark Land and the Ballpark Improvements for the purpose of making any Capital Repair, during the progress of such work Gateway and/or its agents and representatives shall be entitled to keep and store in areas mutually agreed upon by the Lessee and Gateway in and upon the Ballpark Land and the Ballpark Improvements all necessary materials, tools and equipment.


                                  ARTICLE XIII
                                  ------------

                              DEFAULT AND REMEDIES

                  13.1 DEFAULT BY THE LESSEE. The occurrence of any one or more of the following events constitutes a default by the Lessee under this Agreement ("Lessee Default"):

                  (a) Failure by the Lessee at any time to pay, when due, any sums payable by the Lessee to Gateway hereunder within five (5) Business Days after notice of such failure is given to the Lessee by Gateway;

                  (b) Failure by the Lessee to observe or perform any other covenant, agreement, condition or provision of this Agreement, if such failure shall continue for more than thirty (30) days; PROVIDED, HOWEVER, that the Lessee shall not be in default with respect to matters that cannot be reasonably cured within thirty (30) days, so long as the Lessee has promptly commenced such cure and diligently proceeds in a reasonable manner to complete the same thereafter;

                  (c) The Lessee admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for the Lessee or for a major part of its property;

                  (d) A trustee or receiver is appointed for the Lessee or for a major part of its property and is not discharged within thirty (30) days after such appointment; or

                  (e) Bankruptcy, reorganization, receivership, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any federal or state bankruptcy law, or similar law for the relief of debtors, are instituted by or against the Lessee, and, if instituted against the Lessee, are allowed against it or are consented to by it or are not dismissed within ninety
(90) days after such institution.

                  13.2 GATEWAY'S REMEDIES. If a Lessee Default occurs, in addition to any other rights or remedies Gateway may have at law or in equity, Gateway shall have the following rights:

                  (a) Gateway may enforce the provisions of this Agreement and may enforce and protect the rights of Gateway hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of monetary damages and all moneys due or to become due from the Lessee under any of the provisions of this Agreement, or any other relief or remedies to the extent permitted by law, by filing a cause of action or actions for such damages, equitable relief, or other appropriate remedies or relief from the Lessee in any court of competent jurisdiction in the State of Ohio.

                  (b) After the time when Gateway has given notice and any applicable grace period provided has expired, if any sums payable by the Lessee shall remain due and payable, or after the time for performance by the Lessee of any other term, covenant, provision or condition of this Agreement, or before the expiration of that time in the event of a bona fide emergency (in which case Gateway shall only be required to give such notice as is reasonable and practical under the circumstances), Gateway may, at Gateway's election (but without obligation), make any payment required of the Lessee under this Agreement, or perform or comply with any covenant or condition imposed on the Lessee under this Agreement, as Gateway deems available. The amount so paid plus the cost of such performance or compliance, plus interest on such sums at the Interest Rate, shall be deemed to be additional rent payable by the Lessee immediately upon demand. No such payment, performance or observance by Gateway shall constitute a waiver of default or of any remedy for default or render Gateway liable for any loss or damage resulting from any such act. Gateway may, with notice to the Lessee and at any time or from time to time, charge, set off and otherwise apply all or any part of any of Gateway's Obligations against the Lessee's Obligations now or in the future.

                  (c) No termination of this Agreement shall deprive Gateway of any of its remedies or actions against the Lessee for past or future rent or other sums due from the Lessee hereunder, nor shall the bringing of any action for rent or other sums or other Lessee Default be construed as a waiver of the right to obtain possession of the Baseball Facility.

                  13.3 DEFAULT BY GATEWAY. The occurrence of any one or more of the following events constitutes a default by Gateway under this Agreement ("Gateway Default"):

                  (a) Failure by Gateway at any time to pay, when due, any sums payable by Gateway to the Lessee hereunder within five (5) Business Days after notice of such failure is given to Gateway by the Lessee;

                  (b) A Completion Default shall have occurred as provided in
Article V hereof;

                  (c) Failure by Gateway to observe or perform any other covenant, agreement, condition or provision of this Agreement, if such failure shall continue for more than thirty (30) days; PROVIDED, HOWEVER, that Gateway shall not be in default with respect to matters that cannot be reasonably cured within thirty (30) days, so long as Gateway has promptly commenced such cure and diligently proceeds in a reasonable manner to complete the same thereafter;

                  (d) Gateway admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Gateway or for a major part of its property;

                  (e) A trustee or receiver is appointed for Gateway or for a major part of its property and is not discharged within thirty (30) days after such appointment; or

                  (f) Bankruptcy, reorganization, receivership, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any federal or state bankruptcy law, or similar law for the relief of debtors, are instituted by or against the Lessee, and, if instituted against the Lessee, are allowed against it or are consented to by it or are not dismissed within ninety
(90) days after such institution.

                  13.4 LESSEE'S REMEDIES. If a Gateway Default occurs, in addition to any other rights or remedies the Lessee may have at law or in equity, the Lessee shall have the following rights:

                  (a) The Lessee may enforce the provisions of this Agreement and may enforce and protect the rights of the Lessee hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of monetary damages and all moneys due or to become due from the Lessee under any of the provisions of this Agreement, or any other relief or remedies to the extent permitted by law, by filing a cause of action or actions for such damages, equitable relief, or other appropriate remedies or relief from

Gateway in any court of competent jurisdiction in the State of Ohio.

                  (b) After the time when the Lessee has given notice and any applicable grace period provided has expired, if any sums payable by Gateway shall remain due and payable, or after the time for performance by Gateway of any other term, covenant, provision or condition of this Agreement, or before the expiration of that time in the event of a bona fide emergency (in which case the Lessee shall only be required to give such notice as is reasonable and practical under the circumstances), the Lessee may, at the Lessee's election (but without obligation), make any payment required of Gateway under this Agreement, or perform or comply with any covenant or condition imposed on the Lessee under this Agreement, as the Lessee deems available. The amount so paid plus the cost of such performance or compliance, plus interest on such sums at the Interest Rate, shall be payable by Gateway immediately upon demand. No such payment, performance or observance by the Lessee shall constitute a waiver of default or of any remedy for default or render the Lessee liable for any loss or damage resulting from any such act. The Lessee may, with notice to Gateway and at any time or from time to time, charge, set off and otherwise apply all or any part of any of Lessee's Obligations against Gateway's Obligations now or in the future.

                  (c) No termination of this Agreement shall deprive the Lessee of any of its remedies or actions against Gateway for past or future sums due to the Lessee from Gateway hereunder.

                  13.5 GENERAL PROVISIONS.

                  (a) No right or remedy herein conferred upon, or reserved to, Gateway or the Lessee is intended to be exclusive of any other right or remedy, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law, or in equity or by statute; PROVIDED, HOWEVER, that neither Gateway nor the Lessee shall have any right to cancel, rescind or otherwise terminate this Agreement due to a breach of this Agreement by the other party except as otherwise specifically set forth in this Agreement.

                  (b) No waiver by either party of any breach of obligations, agreements or covenants herein shall be a waiver of any subsequent breach of any obligation, agreement or covenant, nor shall any forbearance by either party to seek a remedy for any breach by the other party be a waiver by such party of any rights or remedies with respect to such or any subsequent breach, nor shall any express waiver by either party be deemed to apply to any other existing or subsequent right to remedy any default by the other party, nor shall any waiver be either party of any default or breach by the other party in the performance of any of the covenants or obligations of such other party under this Agreement be deemed to have been made by the party against which the waiver is sought to be charged unless contained in a writing executed by such party.

                  (c) In the event that either party fails to pay any payment required hereunder when due, then, without limiting any other rights of the non-defaulting party, the defaulting party shall be liable for interest thereon at the Interest Rate from the date that such installment was due until the date paid in full.


                                   ARTICLE XIV
                                   -----------

                              SURRENDER OF BALLPARK

                  14.1 GENERAL. Upon the expiration or termination of this Agreement (by lapse of time or otherwise) the Lessee shall peaceably deliver up and surrender the Ballpark Land and the Ballpark Improvements to Gateway in good order and repair and in the same condition as upon the Completion Date, ordinary wear and tear excepted; PROVIDED, HOWEVER, that nothing contained herein shall be construed as an obligation by the Lessee to repair the Ballpark Improvements prior to such surrender except to the extent that such obligations are specifically imposed upon the Lessee hereunder. The Lessee shall surrender to Gateway all keys for the Ballpark Improvements at the place then fixed for the receipt of notices by Gateway, and shall notify Gateway in writing of all combinations of locks, safes and vaults, if any. The Lessee's obligations to observe and perform the covenants set forth in this Article XIV shall survive the expiration or earlier termination of this Agreement (by lapse of time or otherwise).

                  14.2 ALTERATIONS AND IMPROVEMENTS. At the expiration or termination of this Agreement (by lapse of time or otherwise), all permanent alterations, installations, changes, replacements, additions or improvements made by the Lessee to the Ballpark Land and the Ballpark Improvements shall be deemed a part of the Ballpark Land and the Ballpark Improvements and the same shall not be removed.

                  14.3 LESSEE'S PROPERTY. Upon the expiration or termination of this Agreement (by lapse of time or otherwise), the Lessee may remove all property which is owned by the Lessee and which the Lessee is permitted to remove from the Ballpark Land and the Ballpark Improvements under the provisions of this Agreement and, in such event, repair any damage caused to the Baseball Facility due to the removal of such property at the Lessee's expense. If the Lessee fails to remove such property, such property shall be deemed abandoned by the Operator. Gateway may, at its option, (a) cause that property to be removed at no expense to the Lessee, (b) sell all or any part of such property at public or private sale, without notice to the Lessee; or (c) declare that title to such property shall be deemed to have passed to Gateway.

                  14.4 ABANDONING PREMISES OR PERSONAL PROPERTY. The Lessee shall not vacate or abandon the Ballpark Land and the Ballpark Improvements at any time during the Term, but if the Lessee vacates or abandons the Baseball Facility or is dispossessed by process of law, in breach of this Agreement, any personal property owned by the Lessee which may be left on the Ballpark Land and within the Ballpark Improvements following such abandonment or dispossession shall be deemed to have been abandoned by the Lessee, and in that event such property shall be disposed of by Gateway in accordance with the provisions of
Section 14.3 hereof. Gateway agrees that Lessee shall not be deemed to have abandoned or vacated the Ballpark Improvements during any period of non-use between Seasons.


                                   ARTICLE XV
                                   ----------

                               DAMAGE TO BALLPARK

                  If any Property Damage shall occur:

                  (a) All proceeds from property insurance required to be obtained hereunder paid on account of such damage shall be paid to Gateway to be held in escrow accounts with Permitted Escrow Agents and invested in Permitted Investments, including the Bond Escrow Accounts, and applied in the following manner:

                  (i) there shall be paid from said insurance proceeds such part thereof as shall equal the cost of making such temporary repairs or doing such other work as in the reasonable opinion of the Project Architect (or such other architect selected by Gateway and approved by the Lessee) may be necessary in order to protect the Baseball Facility pending the adjustment of the insurance loss or the making of permanent repairs, restoration or reconstruction of the Baseball Facility;

                  (ii) there shall be paid from said insurance proceeds such part thereof as shall equal the cost of repairing, restoring or reconstructing the Baseball Facility or of any part thereof or of erecting a new building or structure or improvement or part thereof so that upon completion of such repairs, restoration, reconstruction, or erection the building or structure or improvement shall be equal to the value of the replacement value of the building or structure or improvement;

                  (iii) payments pursuant to paragraphs (i) or (ii) of this Subsection (a) from such insurance proceeds shall be made by Gateway from time to time as the work progresses in amounts equal to the cost of labor and materials incorporated into and used in such work and builders', architects' and engineers' fees and other charges in connection with such work upon delivery to Gateway of a certificate of an authorized architect in charge of such work certifying that the amounts so to be paid are payable in accordance with the provisions of this Article XV and that such amounts are then due and payable and have not theretofore been paid.

                  (b) All insurance proceeds paid to the Lessee on account of such Property Damage shall be held in trust by the Lessee for the benefit of Gateway and shall be paid immediately by the Lessee to Gateway.

                  (c) In the event that any of the insurance proceeds paid by the insurance companies shall remain after the completion of such repairs, restoration, reconstruction or erection, the excess shall be deposited in the Capital Repairs Fund and used for the purposes set forth therein.

                  (d) In the event that the insurance proceeds paid, as hereinabove provided, together with the funds available in the Capital Repairs Fund are insufficient for making such permanent repairs, restoration or reconstruction or erection and no party is willing to provide the additional funds needed therefor, Gateway or the Lessee shall notify the other party of such determination in writing and thereupon this Agreement shall cease and terminate and all future Rent and other amounts due by the Lessee hereunder shall cease as of the date of such written notice and the total insurance proceeds so paid shall be used first, to pay the principal, interest and redemption premiums, if any, on the Bonds and any remaining proceeds shall be allocated equitably between Gateway, Lessee and the Operator.


                                   ARTICLE XVI
                                   -----------

                              TRANSFER OF FRANCHISE

                  Notwithstanding any other provision of this Agreement, the Lessee agrees as follows:

                  (a) The Lessee shall not enter into any contract or agreement of any kind to transfer the Lessee's baseball franchise to a location other than the Baseball Facility.

                  (b) The Lessee shall not make any application to the American League for approval to transfer, or vote to approve transfer of the Lessee's franchise to a location other than the Baseball Facility.

                  (c) Subject only to the provisions of Articles XIX and XX and, if applicable, Gateway's obligation to manage and operate the Baseball Facility as required under Article XXV of the

Management Agreement, the Lessee shall cause the Team, from and after the Completion Date and until the expiration of the Term of this Agreement (by lapse of time or otherwise), to play all of its American League home games, home play-off games, American League Championship home games and World Series home games at the Baseball Facility.

                  (d) The Lessee agrees that Gateway does not have an adequate remedy at law for breach of this Article XVI. The Lessee further agrees that in the event of a violation of this Article XVI, Gateway shall be entitled to seek and obtain an injunction from a court of competent jurisdiction to enjoin any violation of this Article XVI.


                                  ARTICLE XVII
                                  ------------

                                 INDEMNIFICATION

                  17.1 LESSEE INDEMNIFICATION. Subject to the limitations hereinafter set forth, the Lessee hereby agrees to indemnify and hold harmless Gateway, its officers, members, employees and agents from and against all loss, cost and expense in connection with proceedings, judicial or otherwise, and claims, demands and judgments, together with costs and expenses including attorneys' fees relating thereto, arising out of damage or injury to person or property occurring in or about the Baseball Facility which occurs after the Completion Date and while the Agreement is in effect. Notwithstanding the foregoing, in no event shall the foregoing indemnification obligation be applicable to any loss, cost or expense arising out of any Excluded Occurrences.

                  17.2 GATEWAY INDEMNIFICATION. Gateway hereby agrees to indemnify, defend and hold the Lessee employees and agents harmless from and against all loss, cost and expense in connection with proceedings, judicial or otherwise, and claims, demands and judgments, together with costs and expenses including attorneys' fees, arising solely out of any Excluded Occurrence which occur while this Agreement is in effect.

                  17.3 PROCEDURE REGARDING INDEMNIFICATION.

                  (a) If the Indemnified Party shall discover or have actual notice of facts giving rise or which may give rise to a claim for indemnification under this Article XVII, or shall receive notice of any Action, with respect to any matter for which indemnification may be claimed, the Indemnified Party shall, within twenty (20) days following service of process (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such service of process) or within twenty
(20) days after any other such notice, notify the Indemnifying Party in writing thereof together with a statement of such information respecting such matter as the Indemnified Party then has; it being understood and agreed that any failure or delay of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability hereunder except and solely to the extent that such failure or delay shall have materially adversely affected the Indemnifying Party's ability to defend against, settle, or satisfy any such Action. Following such notice, the Indemnifying Party shall have the right, at its sole cost and expense, to contest or defend such Action through attorneys, accountants, and others of its own choosing (the choice of such attorneys, accountants, and others being subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld) and in the event it elects to do so, it shall promptly notify the Indemnified Party of such intent to contest or defend such Action. If within twenty (20) days following such notice from the Indemnified Party (or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to service of process or other judicial or administrative action), the Indemnified Party has not received notice from the Indemnifying Party that such Action will be contested or defended by the Indemnifying Party, the Indemnified Party shall have the right to (i) authorize attorneys satisfactory to it to represent it in connection therewith or (ii) at any time settle, compromise, or pay such action, in either of which events the Indemnified Party shall be entitled to indemnification therefor subject to this Section 17.3.

                  (b) In the event and so long as the Indemnifying Party is actively contesting or defending against an Action as hereinabove provided, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in such contest or defense, shall join in making any appropriate counterclaim or cross-claim in connection with the Actions, and shall provide such access to the books and records of the Indemnified Party as shall be necessary in connection with such defense or contest, all at the sole cost and expense of the Indemnifying Party. Notwithstanding that an Indemnifying Party is actively conducting such defense or contest, any Action may be settled, compromised or paid by the Indemnified Party without the consent of the Indemnifying Party; PROVIDED, HOWEVER, that if such action is taken without the Indemnifying Party's consent, its indemnification obligations in respect of such claim shall thereby be nullified. Any such Action may be settled, compromised, or paid by the Indemnifying Party without the Indemnified Party's consent, so long as such settlement or compromise does not cause the Indemnified Party to incur any present or future material cost, expense, obligation or liability of any kind or nature.

                  (c) In the event any Action involves matters partly within or partly outside the scope of the indemnification by the Indemnifying Party hereunder, then the attorneys' fees, costs, and expenses of contesting or defending such Action shall be equitably allocated between the Indemnified Party and the Indemnifying Party.

                  17.4 LIMITATION. Indemnification under this Article XVII does not include indemnification against loss or liability due to Force Majeure.


                                  ARTICLE XVIII
                                  -------------

                                   ASSIGNMENT

                  18.1 ASSIGNMENT BY LESSEE. The Lessee shall not assign or transfer this Agreement, in whole or in part, with or without consideration, to any Person, without the prior written consent of Gateway which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Gateway's consent shall be granted automatically if (a) the proposed assignee shall have acquired the Major League Baseball franchise now held by the Lessee in accordance with all applicable Major League rules and regulations, (b) the American League and the Office of the Commissioner of Baseball shall have approved the assignment, and
(c) such assignee assumes all of the Lessee's obligations under this Agreement and agrees to be bound by this Agreement. Upon the assignment of the Agreement by the Lessee with the consent of Gateway, or to another party where consent is not required, the liability of the Lessee shall cease with respect to liabilities accruing from and after the effective date of such assignment.

                  18.2 SUBLETTING. The Lessee shall not sublease all or any part of the Ballpark Land and the Ballpark Improvements, nor permit other persons to occupy or conduct business in the Baseball Facility or any part thereof, except as expressly permitted by this Agreement or with the prior written consent of Gateway, which consent shall not be unreasonably withheld.

                  18.3 ASSIGNMENT BY LESSOR. Gateway shall have the right to assign and transfer its rights under and interest in this Agreement, and pledge any Rent or other sums to which Gateway is entitled under this Agreement or any other interest Gateway has in this Agreement, in whole or in part, as security for the repayment of the Bonds, or other financing approved by the Lessee for the costs of the design and construction of the Improvements (including, without limitation, any letter of credit issued to secure the Bonds). All costs incurred in connection with any such pledge shall be the sole responsibility of Gateway. Gateway shall also have the right to assign and transfer its right, title and interest in and to this Agreement, in whole or in part, to the City or the County subject to the Three Party Agreement.

                  18.4 ASSIGNEES AND SUBTENANTS. If Gateway consents at any time to any assignment or sublease as defined in this Article XVIII, the Lessee and any such assignee or sublessee, in addition to any other consideration that may pass between them in connection therewith, shall be deemed to have covenanted not to make any further assignment or sublease contrary to the provisions of this

Article XVIII. Such covenant shall be deemed to have been made as of the date of such consent by Gateway, and shall take effect prospectively from the date thereof. In addition, if any assignee of this Agreement is not a limited partnership, the covenants and warranties by the Lessee set forth in Article XXVII hereof shall be appropriately modified to take into account the nature of the assignee.


                                   ARTICLE XIX
                                   -----------

                                 EMINENT DOMAIN

                  19.1 TERMINATION FOR CONDEMNATION. In the event that a Condemnation with respect to any material part of the Ballpark Land and the Ballpark Improvements shall occur at any time during the Term, this Agreement shall terminate (except as hereinafter provided below), on the date on which possession is required to be delivered to the condemning authority. As used herein, "material part" shall mean any of the following:

                  (a) Any part of the Ballpark Land and the Ballpark Improvements that, in the reasonable determination of the Lessee, would cause the Lessee to become unable to make use of the Ballpark Land and the Ballpark Improvements for its intended operations or to experience a material loss of revenue (specifically including, without limitation, a reduction by twenty percent (20%) or more in the number of seats available in the Ballpark or loss of any material portion of the concourse areas);

                  (b) Any part of the area between the Ballpark Improvements and a public street or highway, Condemnation of which would cause the Lessee to become unable to provide sufficient access to the Ballpark Land and the Ballpark Improvements; or

                  (c) Any portion of the Gateway Common Areas the loss of which results in fewer than 1,500 parking spaces being available on the same terms and conditions as the On-Site Parking to the Lessee and the Operator of equal quality and no greater distance from the Baseball Facility than the On-Site Parking;

PROVIDED, HOWEVER, that the Lessee may elect in its sole discretion not to treat any of the foregoing as a "material part" of the Ballpark Land and the Ballpark Improvements, in which event this Agreement shall not terminate. If this Agreement terminates pursuant to the provisions of this Section 19.1, all rights, obligations and liabilities of the parties hereto shall end as of the effective date of such termination, without prejudice to any rights which have accrued prior to such termination.

                  19.2 ALLOCATION OF AWARD. The amount of any award for or on account of any Condemnation shall be first used to pay the principal, interest and redemption premiums, if any, on the Stadium

Revenue Bonds and the remaining proceeds shall be shared equitably between Gateway and the Lessee. The Lessee shall have the right to be represented by counsel of its choosing in any Condemnation proceedings.

                  19.3 PERFORMANCE OF WORK. If there shall be a Condemnation and this Agreement shall not terminate as a result thereof, Gateway shall be required to perform any and all work necessary to restore the Ballpark Land and the Ballpark Improvements to a complete architectural unit suitable for the Lessee's use in as expeditious a manner as possible.

                  19.4 TEMPORARY TAKING. This Agreement shall not terminate by reason of a temporary taking of the Ballpark Land and the Ballpark Improvements or any portion thereof for public use, except as provided in this Section 19.4. In the event of such a temporary taking, the rights and obligations of the parties under this Agreement shall continue in full force and effect, except that:

                  (a) any award for such temporary taking shall be governed by the provisions of Section 19.2 hereof;

                  (b) upon the termination of such temporary taking, Gateway shall use its reasonable efforts to restore the Ballpark Land and the Ballpark Improvements to a state equivalent to that which the Ballpark Land and the Ballpark Improvements were in immediately prior to such temporary taking;

                  (c) during any period of a temporary taking (or such longer period as is reasonably necessary to allow the Lessee to make suitable alternate arrangements), the Lessee shall be entitled to make arrangements for an alternate site for the Team's home baseball games, on the same terms and conditions as provided in Article XX hereof.

                  (d) notwithstanding the foregoing, the Lessee shall have the right to terminate this Agreement as of the end of any Season if the remaining period of such temporary taking will be for a period of more than two (2) Seasons following the date of the termination, as evidenced by the issuance of any written statement by a duly authorized official of the condemning authority to the effect that such temporary taking will be for such period of time.


                                   ARTICLE XX
                                   ----------

                                 UNTENANTABILITY

                  If the Ballpark Land and the Ballpark Improvements are untenantable in whole or in any material part as a result of (a) Gateway's inability to cause Substantial Completion as provided herein, or (b) any Major Capital Repair or the event or events which gave rise thereto (including any Major Capital Repair necessitated by any of the events set forth in Article XIX hereof), then the Lessee shall (y) comply with the terms set forth in Article V hereof, in the case of any untenantability resulting from (a) above, or (z) make arrangements for an alternate site for its Home Dates during the period of such untenantability (or such longer period as is reasonably necessary to allow the Lessee to make suitable alternate arrangements), in the case of any untenantability resulting from (b) above. During the period in which the Lessee is playing its games at an alternate site, the Lessee will not be responsible for any obligations accruing under this Agreement. In the event that untenantability caused by a Major Capital Repair or the event or events which gave rise thereto (other than a Major Capital Repair necessitated by the events set forth in Article XIX hereof) continues for a period of two (2) Seasons, or totals a number of days equal to two (2) Seasons in any three (3) year period, the Lessee may at its option, exercised in its reasonable discretion, terminate this Agreement upon thirty (30) days' prior written notice to Gateway. If untenantability is caused by any Major Capital Repair necessitated by the events set forth in Article XIX hereof, the Lessee's right to terminate this Agreement shall be governed by Article XIX. If untenantability is caused by Gateway's inability to cause Substantial Completion, the Lessee's right to terminate shall be governed by Article V hereof.


                                   ARTICLE XXI
                                   -----------

                    NAME OF BASEBALL FACILITY AND FIRST EVENT

                  21.1 NAME OF BASEBALL FACILITY. The Baseball Facility shall be named the "Cleveland Indians Baseball Park"; PROVIDED, HOWEVER, that in the event Gateway receives a bona fide proposal from a reputable and responsible business entity or civic group to purchase naming rights on terms mutually satisfactory to Gateway and the Lessee, Gateway may sell such rights and retain the proceeds thereof consistent with the provisions hereof and of the Management Agreement. Gateway shall use its best efforts to cause any formal use of the Baseball Facility name to be followed with the phrase "Home of the Indians." Such formal use shall include, but not be limited to, any signs used in or on the Baseball Facility or on the Gateway Common Areas. Any logo or similar mark developed to represent the Baseball Facility or the name thereof shall incorporate the logo of the Team in a manner acceptable to the Lessee. Notwithstanding any provision provided for in this Section 21.1, all use of the Team's name, logo or similar mark shall be limited to uses permitted by Major League Baseball and its affiliated Persons that have consent and approval rights with respect to such items, including, but not limited to, Major League Properties.

                  21.2 FIRST EVENT AT BASEBALL FACILITY. The first event at the Baseball Facility shall be a Cleveland Indians baseball game, unless otherwise agreed to in writing by the Lessee.


                                  ARTICLE XXII
                                  ------------

                                   CONDITIONS

                  22.1 PRECONDITIONS TO LESSEE'S OBLIGATIONS. The Lessee's obligations to take possession of the Baseball Facility and to make any payments to Gateway or assume any other obligations pursuant to the terms of this Agreement are expressly conditioned upon the satisfaction of each of the conditions precedent on or before the dates set forth in Sections 22.2 through 22.5, inclusive (the "Deadline Dates"), unless waived in writing by the Lessee. In the event any of the conditions precedent set forth in Sections 22.2 through 22.5, inclusive is not satisfied by the applicable Deadline Date, the Lessee may elect to (i) waive the condition, (ii) extend the Deadline Date on which such condition must be satisfied, or (iii) terminate this Agreement upon thirty (30) days' prior written notice to Gateway. The Lessee shall notify Gateway of the Lessee's election within thirty (30) days after the applicable Deadline Date. Failure of the Lessee to notify Gateway shall be deemed to be an election by the Lessee to waive such condition.

                  22.2 PREMIUM SEATING. On or before January 15, 1992, there shall be sufficient Premium Seating licensed or firmly committed to be licensed to satisfy the requirements of the Financing Arrangements for the design and construction of the Improvements and to satisfy the requirements of the Lessee.

                  22.3 SECURITY COMMITMENT. On or before July 31, 1991, the City shall have committed to provide the police protection and traffic control personnel for all events at the Baseball Facility as provided for in Section
14.1 of the Management Agreement.

                  22.4 FINANCING ARRANGEMENTS. On or before January 15, 1992, all of the Financing Arrangements necessary for the design and construction of Gateway's Work and the operation of the Baseball Facility shall be in place and all conditions precedent to release the escrow of all proceeds of the Bonds shall have been satisfied.

                  22.5 NEW LEASE AND MANAGEMENT NEGOTIATIONS COMMITMENT. On or before July 31, 1991, the Lessee and the Operator shall have received assurances satisfactory to the Lessee and the Operator from the City and the County that such entities shall, at least two (2) years prior to the expiration of this Agreement and the Management Agreement, commence discussions with the Lessee regarding the terms on which those entities would be prepared to enter into new agreements provided in Section 4.2 of the Ground Lease; PROVIDED, HOWEVER, that no such renewal shall be executed or effective prior to the date following the date on which the Bonds are discharged at their maturity, or in the event of a defeasance of the Bonds by the City prior to the ninety-first day after such defeasance.

                  22.6  CONDITION TO GATEWAY'S OBLIGATIONS.

                  (a) Gateway's obligation to continue to perform its duties and obligations hereunder is expressly conditioned upon the receipt of commitments for Premium Seating Licenses for Prepaid Premium Seating sufficient to yield on February 1, 1994, taking into account all investment earnings projected to be earned thereon, Prepaid Premium Seating Revenue of at least $20,000,000.

                  (b) Gateway's obligation to continue its duties and obligations hereunder is expressly conditioned upon the receipt of a commitment for or an agreement to issue a post escrow letter of credit or other substitute Financing Arrangement relative to the Stadium Revenue Bonds on terms and conditions consistent with the terms of the Management Agreement, including but not limited to Article VI thereof, and this Agreement; provided that Gateway shall accept any commitment acceptable to Operator and Lessee if the terms and conditions of such commitment do not impose additional material obligations of a nature not otherwise contemplated hereunder, the Management Agreement or the Gateway CAM Agreement.

                  (c) In the event either or both of the preceding conditions have not been satisfied by January 15, 1992, Gateway may elect to (i) waive the condition, (ii) extend such date on which such condition must be satisfied, or
(iii) terminate this Agreement. Gateway shall notify the Lessee of Gateway's election on or before February 15, 1992. Failure of Gateway to notify the Lessee shall be deemed to be an election by Gateway to waive such condition. In the event Gateway elects to terminate this Agreement as provided in this Section 22.6, Gateway shall reimburse to Lessee and Operator, on or before five (5) Business Days after Gateway's election to terminate as provided herein, all of Lessee's and Operator's reasonable expenses and costs, including attorney's fees and outside consultants, incurred in connection with the negotiation and execution of this Agreement, the Management Agreement, and related agreements, and the performance of the Lessee's and Operator's duties under the Management Agreement and the Lease Agreement, including, but not limited to, the Prepaid Premium Seating Expenses, without regard to the $1,000,000 maximum amount included therein, and the planning and design of the Baseball Facility; provided, however, that the maximum amount payable for such expenses and costs shall be Two Million Dollars ($2,000,000). The provisions of this Section 22.6(c) shall expressly survive the termination of this Agreement.

                                  ARTICLE XXIII
                                  -------------

                               SEASON TICKET GOAL

                  Gateway and the Lessee hereby acknowledge that to make the Baseball Facility a more viable economic enterprise, the full support of the Cleveland community is needed. Therefore, Gateway and the Lessee have established as a project goal for Gateway and the Lessee the obtaining of commitments (or guarantees of such commitments) for the purchase of five thousand (5,000) season ticket equivalents for the 1994 through 1999 baseball seasons in excess of the six thousand one hundred ninety (6,190) season ticket equivalents sold by the Lessee for the 1990 baseball season. Gateway and the Lessee agree to use their best efforts to obtain such goal on or before December 31, 1993.


                                  ARTICLE XXIV
                                  ------------

                             RIGHT OF FIRST REFUSAL

                  Gateway has expressed an intention to grant to the Cavs a right (the "Cavs' Option") to be the developer of all land comprising the land upon which the Arena is proposed to be built (presently estimated to be approximately eight (8) acres), such land being designated on the CMS Site Plan and more fully described on Exhibit I attached hereto and made a part hereof (the "Arena Land"), in the event that it is not possible for Gateway to secure the funds needed to construct both the Arena and the Improvements to be exercised at any time up to December 31, 1996 ("Cavs Option Period"). In consideration for and as a material inducement to the Lessee to enter into this Agreement, Gateway covenants to provide to Lessee development, option or similar rights in the event that the Cavs are awarded the Cavs Option or any other development rights by Gateway, for land (other than the Arena Land) then owned, or which shall be acquired, by Gateway adjacent to or in close proximity to the Central Market Square Site on terms and conditions equal to any development or option rights granted by Gateway to the Cavs or any other operator or lessee of a sports facility, including the Arena. The parties expressly agree that the terms and conditions of this Article XXIV will survive any termination of this Agreement and be binding on any successors or assigns.

                  Notwithstanding anything in this Article XXIV, the Lessee agrees that it is its desire that the Arena be built as part of the Gateway project and that it is committed to support the Arena's development from the date of this Agreement until December 31, 1996. In the event the Arena is constructed, the Lessee will have equal, preferential rights with the operator thereof to develop Gateway project area property owned by or to be acquired by Gateway. Gateway shall use its best efforts to obtain an agreement from the Cavs on behalf of and with terms acceptable to the Lessee prior to finalizing the Cavs' Option, for a right of "first look" in the event that the Cavs exercise the Cavs' Option and thereafter attempt to dispose of the Arena Land prior to development.


                                   ARTICLE XXV
                                   -----------

                                 BROADCAST FEES

                  All rights and other fees and arrangements relating to the production and distribution of the Team's baseball games for commercial television, noncommercial television (by over-the-air, cable or otherwise), including direct sales of advertising by the Lessee, radio broadcast or any other media fees and revenues, and any income attributable to such broadcasts (whether in or out of the local market) ("Broadcast Fees") shall be retained and exclusively controlled by the Lessee.


                                  ARTICLE XXVI
                                  ------------

                                 TICKET REVENUE

                  Subject to the Lessee's obligation to pay Rent, the Lessee shall retain all Ticket Revenue. The Lessee shall have the right to select the ticket computer company for the Baseball Facility.


                                  ARTICLE XXVII
                                  -------------

                            REPRESENTATIONS BY LESSEE

                  The Lessee represents and warrants as follows, as of the date hereof and at all times from and after the date hereof until the expiration or termination of this Agreement:

                  27.1 VALID EXISTENCE. The Lessee is a limited partnership duly organized and validly existing under the laws of the State of Ohio. The Lessee has full partnership power to own its property and conduct its business as presently conducted.

                  27.2 POWER; NO LIMITATION ON ABILITY TO PERFORM. The Lessee has full partnership power and authority to execute and deliver this Agreement and to carry out and perform all of the terms and provisions of this Agreement, and all transactions contemplated hereby, to the extent required to be carried out or performed by the Lessee. Subject to satisfaction of the requirements of
Article XXXIV hereof, (a) neither the Lessee's partnership agreement or certificate of limited partnership or Baseball Corporation's articles of incorporation or code of regulations, nor any rule, policy, constitution, by-law or agreement of the American League or Major League Baseball, nor any other agreement, law or other rule in any way prohibits, limits or otherwise affects the right or power of the Lessee or Baseball Corporation to enter into and perform all of the terms and provisions of this Agreement and each document, agreement and instrument executed and to be executed by the Lessee or Baseball Corporation in connection herewith, and all transactions contemplated hereby and thereby, and (b) neither the Lessee nor any of its partners (general or limited, including, without limitation, Baseball Corporation), or stockholders of any corporate partner, officers, directors or any of their personal or legal representatives are party to or bound by any contract, agreement, indenture, trust agreement, note, obligation or other instrument which could prohibit, limit or otherwise affect the same. Except for the approval required by Article XXXIV hereof, no consent, authorization or approval of, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other Person is required for the due execution, delivery and performance by the Lessee and Baseball Corporation of this Agreement or any other agreement, document or instrument executed and delivered by the Lessee or Baseball Corporation in connection herewith, or any of the transactions contemplated hereby or thereby.

                  27.3 VALID EXECUTION. The execution and delivery of this Agreement by the Lessee has been duly and validly authorized by all necessary action. This Agreement and all other agreements, documents and instruments executed and delivered by the Lessee in connection herewith are, and each other agreement, document or instrument to be executed and delivered by Lessee in connection herewith when executed and delivered will be, legal, valid and binding obligations of the Lessee, enforceable against the Lessee in accordance with their respective terms.

                  27.4 DEFAULTS. The execution, delivery and performance of this Agreement and each agreement, document and instrument executed and to be executed and delivered by the Lessee or Baseball Corporation in connection herewith (a) do not and will not violate or result in a violation of, contravene or conflict with, or constitute a default under (i) any agreement, document or instrument to which the Lessee or Baseball Corporation is a party or by which the Lessee's or Baseball Corporation's assets may be bound or affected, (ii) any law, statute, ordinance or regulation applicable to the Lessee or Baseball Corporation, or (iii) the articles of incorporation or code of regulations of Baseball Corporation, or the partnership agreement or certificate of limited partnership of the Lessee, and (b) do not and will not result in the creation or imposition of any lien or other encumbrance upon the assets of Lessee or Baseball Corporation.

                  27.5 GOOD STANDING OF BASEBALL CORPORATION. Baseball Corporation is the Lessee's sole general partner, and is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

                  27.6 POWER OF BASEBALL CORPORATION. Baseball Corporation has full corporate power and authority to execute and deliver this Agreement on behalf of the Lessee as the Lessee's sole general partner, and to carry out the terms and provisions of this Agreement, and all transactions contemplated hereby.

                  27.7 VALID EXECUTION BY BASEBALL CORPORATION. The execution and delivery of this Agreement by Baseball Corporation on behalf of the Lessee as the Lessee's sole general partner has been duly and validly authorized by all necessary action.

                  27.8 COMPLIANCE WITH LAWS. The Lessee shall comply, at all times, with all laws and regulations applicable to its use of the Baseball Facility in accordance with the terms of this Agreement, and shall obtain licenses and permits (other than building permits and certificates of occupancy in connection with the construction thereof), necessary in connection therewith at its sole cost and expense.

                  27.9 MAINTENANCE OF GOOD STANDING IN LEAGUE. The Lessee and Baseball Corporation shall maintain the Team as an American League baseball team in good standing.


                                 ARTICLE XXVIII
                                 --------------

                           REPRESENTATIONS BY GATEWAY

                  Gateway represents and warrants as follows, as of the date hereof and at all times from and after the date hereof until the expiration or termination of this Agreement:

                  28.1 VALID EXISTENCE. Gateway is a nonprofit corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio. Gateway has full corporate power to own its property and conduct its business as presently conducted.

                  28.2 POWER; NO LIMITATION ON ABILITY TO PERFORM. Gateway has the power and authority to execute and deliver this Agreement and to carry out and perform all of the terms and provisions of this Agreement, and all transactions contemplated hereby, to the extent required to be carried out or performed by Gateway. Neither Gateway's articles of incorporation or code of regulations, nor any other agreement, law or other rule in any way prohibits, limits or otherwise affects the right or power of Gateway to enter into and perform all of the terms and provisions of this Agreement and each document, agreement and instrument executed and to be executed by Gateway in connection herewith, and all transactions contemplated hereby and thereby, and neither Gateway nor any of its officers, directors or any of their personal or legal representatives are party to or bound by any contract, agreement, indenture, trust agreement, note, obligation or other instrument which could prohibit, limit or otherwise affect the same. No consent, authorization or approval of, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other person is required for the due execution, delivery and performance by Gateway of this Agreement or any other agreement, document or instrument executed and delivered by Gateway in connection herewith, or any of the transactions contemplated hereby or thereby.

                  28.3 VALID EXECUTION. The execution and delivery of this Agreement by Gateway has been duly and validly authorized by all necessary action. This Agreement and all other agreements, documents and instruments executed and delivered by Gateway in connection herewith are, and each other agreement, document or instrument to be executed and delivered by Gateway in connection herewith when executed and delivered will be, legal, valid and binding obligations of Gateway, enforceable against Gateway in accordance with their respective terms.

                  28.4 DEFAULTS. The execution, delivery and performance of this Agreement and each agreement, document and instrument executed and delivered and to be executed and delivered by Gateway in connection herewith (a) do not and will not violate or result in a violation of, contravene or conflict with, or constitute a default under: (i) any agreement, document or instrument to which Gateway is a party or by which Gateway's assets may be bound or affected, (ii) any law, statute, ordinance or regulation applicable to Gateway, or (iii) the articles of incorporation or code of regulations of Gateway, and (b) do not and will not result in the creation or imposition of any lien or other encumbrance upon the assets of Gateway.

                  28.5 COMPLIANCE WITH LAWS. Gateway shall comply at all times with all laws and regulations applicable to its construction and use of the Baseball Facility in accordance with the terms of this Agreement, and shall obtain licenses and permits, including, but not limited to, all building permits and certificates of occupancy in connection with the construction thereof, necessary in connection therewith at its sole cost and expense.

                  28.6 TITLE. Gateway owns fee simple title to the Central Market Square Site free and clear of all liens and encumbrances thereon except
(i) as set forth in that certain title policy issued on December 28, 1990, by Midland Title Security, Inc. as agent for First American Title Insurance Company, Policy No. 052032, (ii) real estate taxes that are not yet due and payable, or (iii) immaterial liens.

                  28.7 THREE PARTY AGREEMENT AND CENTRAL MARKET COMMUNITY DEVELOPMENT PLAN. The foregoing warranties and representations are subject to the necessary amendments to the Three Party Agreement and the Central Market Community Development Plan required to conform those documents to this Agreement, the Management Agreement, the Ground Lease and the Common Area Maintenance Agreement.


                                  ARTICLE XXIX
                                  ------------

                  SUBORDINATION, NONDISTURBANCE AND ATTORNMENT

                  Subject to Gateway furnishing the Lessee nondisturbance agreements reasonably satisfactory in form and substance to the Lessee, this Agreement, and all rights of the Lessee hereunder shall be subject and subordinate to the mortgages which may encumber the within leasehold estate that are granted in connection with any approved Financing Arrangement. Notwithstanding anything to the contrary contained in this Article, with respect to any mortgage to which this Agreement is subordinate, such subordination shall be contingent upon Gateway's securing the agreement or acknowledgment of the mortgagee (which shall be obtained pursuant to a separate written agreement with the Lessee) that this Agreement, the Lessee's rights hereunder and the Lessee's right to continue occupancy of the within leasehold estate shall not be affected or disturbed in the event of a default by Gateway (or any successor) under any mortgage and subsequent foreclosure or eviction. Such subordination shall also provide to the Lessee the right to elect to cure defaults under the mortgage. Such agreements of nondisturbance may be conditional upon the securing of the Lessee's written agreement in favor of the mortgagee to attorn to and perform under this Agreement. If any mortgagee shall succeed to the rights of Gateway hereunder, whether through possession, foreclosure action or delivery of a new lease or deed, or otherwise, then, at the request of such party ("Successor Landlord"), the Lessee shall attorn to, and recognize, each Successor Landlord as the Lessee's landlord under this Agreement and shall execute and deliver any reasonable instrument such Successor Landlord may reasonably request to further evidence such attornment; provided, however, that the Lessee's attornment shall be subject to the condition that the Successor Landlord agrees to recognize the Lessee as the owner of the within leasehold estate and the possessory rights thereto, on and subject to all of the terms, conditions, obligations and benefits of this Agreement. If a mortgagee shall so elect by notice to the Lessee, this Agreement and the Lessee's rights hereunder shall be superior and prior in right to the mortgage of which such mortgagee has the benefit with the same force and effect as if this Agreement had been executed, delivered and recorded prior to the execution, delivery and recording of such mortgage. The parties agree that that certain mortgage from Gateway to Cleveland Development Partnership I for $20,000,000, filed for record December 21, 1990, Volume 90-7904, Page 6 of Cuyahoga County Records shall be subordinated pursuant to a subordination, nondisturbance and attornment agreement, satisfactory to Lessee and the Operator with respect to the Ground Lease, Lease Agreement, Management Agreement, Gateway CAM

Agreement, and that all of the appropriate actions, recordings and filings will be made promptly to cause the subordination.



                                   ARTICLE XXX
                                   -----------

                         ESTOPPEL CERTIFICATE BY LESSEE

                  The Lessee agrees that at any time and from time to time upon not less than ten (10) Business Days' prior request by Gateway, the Lessee will execute, acknowledge and deliver to Gateway a statement in writing certifying
(a) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same are in full force and effect as modified and identifying the modifications), (b) the dates to which the Rent and other charges have been paid, (c) that, so far as the Lessee knows, Gateway is not in default under any provisions of this Lease or, if there has been a default, the nature of said default, and (d) any other matter that Gateway or such prospective mortgagee or other lender shall reasonably request. It is intended that any such statement may be relied upon by any person proposing to acquire Gateway's interest in this Agreement or any prospective mortgagee of, or assignee of any mortgage upon, such interest.


                                  ARTICLE XXXI
                                  ------------

                                  MISCELLANEOUS

                  31.1 FORCE MAJEURE. Except as otherwise herein expressly provided, if either party shall be delayed or hindered in, or prevented from, the performance of any covenant or obligation hereunder, other than one for the payment of money, as a result of any Force Majeure, and, provided, that the party delayed, hindered or prevented from performing notifies the other party not later than ten (10) Business Days after a Reporting Period of any such delay, hindrance or prevention occurring during the Reporting Period at issue, then the performance of such covenant or obligation, other than one for the payment of money, shall be excused for the period of such delay, hindrance or prevention and the period for the performance of such covenant or obligation shall be extended by the number of days equivalent to the number of days of the impact of such delay, hindrance or prevention. Failure to so provide the Reporting Period notice as to a delay commencing during the Reporting Period at issue will result in waivers of both excuse in performance and extension of time to perform under this Section 31.1 with respect to any delay within that Reporting Period.

                  31.2 AMENDMENT; WAIVER. No alteration, amendment or modification hereof shall be valid unless executed by an instrument in writing by the parties hereto with the same formality as this

Agreement. The failure of the Lessee or Gateway to insist in any one or more instances upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Agreement or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition, election or option, but the same shall continue and remain in full force and effect. No waiver by the Lessee or Gateway of any covenant, agreement, term, provision or condition of this Agreement shall be deemed to have been made unless expressed in writing and signed by an appropriate official on behalf of Gateway or the Lessee. The payment by either party of sums due and payable hereunder, with knowledge of the breach of any covenant, agreement, term, provisions or condition herein contained, shall not be deemed a waiver of such breach.

                  31.3 CONSENT. Unless otherwise specifically provided herein, no consent or approval by the Lessee or Gateway permitted or required under the terms of this Agreement shall be valid or be of any validity whatsoever unless the same shall be in writing, signed by the party by or on whose behalf such consent is given.

                  31.4 SEVERABILITY. If any article, section, subsection, term or provision of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the article, section, subsection, term or provision of this Agreement or the application of same to parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each remaining article, section, subsection, term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  31.5 COVENANT OF QUIET ENJOYMENT. Gateway covenants that if, and so long as, the Lessee keeps and performs each and every covenant, agreement, term, provision and condition of this Agreement on the part and on behalf of the Lessee to be kept and performed, the Lessee shall quietly enjoy its rights under this Agreement without hindrance or molestation by Gateway or by any other person lawfully claiming the same by, through or under Gateway, subject to the covenants, agreements, terms, provisions and conditions of this Agreement.

                  31.6 RECORDATION OF LEASE. Neither party shall record this Agreement, whether in the public records of Cuyahoga County or elsewhere. However, at the request of either party, the parties shall promptly execute, acknowledge and deliver to each other a Memorandum of Lease in the form of Exhibit F (and a Memorandum of Modification of Lease in respect of any modification of this Agreement) sufficient for recording. Such memoranda shall not be deemed to change or otherwise affect any of the obligations or provisions of this Agreement.

                  31.7 PRORATIONS. Any apportionment or prorations related to the use of the Baseball Facility during a Season including but not limited to, the Annual Capital Repair Fund Deposit, shall be computed on the basis of the length of the Season, otherwise any apportionment or prorations to be made under this Agreement shall be computed on the basis of a year containing three hundred sixty-five (365) days, consisting of twelve (12) months of the actual number of days in each.

                  31.8 TERMS. Unless the context clearly requires otherwise, the singular includes the plural, and vice versa, and the masculine, feminine and neuter adjectives and pronouns include one another.

                  31.9 CAPTIONS. The captions of articles and sections are for convenient reference only and shall not be deemed to limit, construe, affect, modify or alter the meaning of such articles or sections.

                  31.10 BINDING EFFECT. Each of the provisions of this Agreement shall extend to and shall, as the case may require, bind or inure to the benefit not only of Gateway and of the Lessee, but also of their respective permitted successors and assigns pursuant to Article XVIII.

                  31.11 AGREEMENT CONTAINS ALL TERMS. All of the representations, agreements, understandings and obligations of the parties are contained herein and in the Exhibits attached hereto. This Agreement shall be deemed to supersede the Memorandum and all other documents, writings, letters and agreements executed in connection therewith.

                  31.12 ONLY LANDLORD-TENANT RELATIONSHIP. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Gateway and the Lessee, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Gateway and the Lessee other than the relationship of landlord and tenant. No mechanics', materialmen's or laborers' liens or other liens of any character whatsoever created or suffered by the Lessee shall in any way, or to any extent, affect, attach or apply to the interest or rights of Gateway hereunder or its rights or interest in any of the Baseball Facility or attach to its title to or rights in the Baseball Facility unless such lien is related to work, services or goods either: (i) requested by Gateway, or (ii) required to be performed or provided by Gateway pursuant to this Agreement.

                  31.13 NOTICES. All notices, demands, consents, approvals, statements, requests and invoices to be given under this Agreement shall be in writing, signed by the party or officer, agent or attorney of the party giving the notice, and shall be deemed to have been effective upon delivery if served personally, or upon the third day from and including the day of posting if deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

                  For Gateway              Gateway Economic Development
                                           Corporation of Greater
                                           402 Terminal Tower
                                           Cleveland, Ohio 44113
                                           Attention: Executive Director

                  With a copy to:          Climaco, Climaco, Seminatore,
                                           Lefkowitz & Garofoli Co. L.P.A.
                                           The Halle Building, Suite 900
                                           1228 Euclid Avenue
                                           Cleveland, Ohio 44115
                                           Attention:  Anthony J. Garofoli, Esq.

                  With a copy to:          Calfee, Halter & Griswold
                                           1800 Society Building
                                           Cleveland, Ohio 44114
                                           Attention: Thomas E. Wagner, Esq.

                  For the Lessee:          Cleveland Indians Baseball Company
                                           Limited Partnership
                                           Cleveland Stadium
                                           Cleveland, Ohio 44114
                                           Attention:  General Manager

                  With a copy to:          Richard E. Jacobs, President
                                           25425 Center Ridge Road
                                           Westlake, Ohio 44145

                  With a copy to:          Baker & Hostetler
                                           3200 National City Center
                                           Cleveland, Ohio 44114
                                           Attention: Gary L. Bryenton, Esq.

Either party may from time to time by written notice given to the other pursuant to the terms of this Section 31.13 change the address to which notices shall be sent.

                  31.14 APPLICABLE LAW. This Agreement has been prepared in the State of Ohio and shall be governed in all respects by the laws of the State of Ohio.

                  31.15 CROSS REFERENCES. Any reference in this Agreement to a Section, Subsection, Article or Exhibit is a reference to a Section, Subsection, Article or Exhibit, as appropriate, of this Agreement, unless otherwise expressly indicated.

                  31.16 REPRESENTATIVES. The Lessee's representative for implementation of the terms of this Agreement shall be Richard E. Jacobs, or such individual or individuals designated, in writing, by Richard E. Jacobs to act for the Lessee on certain specified matters ("Lessee's Representative"). Gateway's representative for implementation of the terms of this Agreement shall be the Executive Director ("Gateway's Representative"). Either party may substitute representatives by notice to the other party delivered in accordance with Section 31.13.

                  31.17 EFFECTIVE DATE. Notwithstanding that the Term shall commence on the Completion Date, this Agreement shall be a legally binding agreement, in full force and effect, as of the date set forth in the first paragraph of this Agreement.

                  31.18 ANTIDISCRIMINATION CLAUSE. The Lessee shall not discriminate on the basis of race, color, political or religious opinion or affiliation, creed, age, physical or mental handicap, sex, marital status, ancestry, national origin or sexual preference/orientation. This shall apply to all organizations which receive permission for the use of all or any portion of the Baseball Facility, either in writing or verbally, from the Lessee and Gateway or by applying for a permit or receiving permission in any other way from the Lessee and Gateway. Gateway and the Lessee shall comply with all applicable state, local and federal laws, rules, regulations, executive orders and agreements pertaining to discrimination in employment, unlawful employment practices and affirmative action. The Lessee shall use reasonable efforts to encourage and promote opportunities for minorities and women in the operation of the Ballpark. The Lessee shall be an equal opportunity employer.

                  31.19 ACCORD AND SATISFACTION. Payment by any party, or receipt or acceptance by a receiving party, of any payment due hereunder in an amount less than the amount required to be paid hereunder shall not be deemed an accord and satisfaction, or a waiver by the receiving party of its right to receive and recover the full amount of such payment due hereunder, notwithstanding any statement to the contrary on any check or payment or on any letter accompanying such check or payment. The receiving party may accept such check or payment without prejudice to the receiving party's right to recover the balance of such payment due hereunder or to pursue any other legal or equitable remedy provided in this Agreement.

                  31.20 NO MERGER. There shall be no merger of this Agreement or of the leasehold estate hereby created with the fee estate in the Ballpark Land and the Ballpark Improvements or any part thereof by reason of the fact that the same person, firm, corporation or other legal entity may acquire or hold, directly or indirectly, this Agreement or the leasehold estate and the fee estate in the Ballpark Land and the Ballpark Improvements or any interest in such fee estate, without the prior written consent of Gateway's mortgagee(s), if any.

                  31.21 FURTHER ASSURANCES. The Lessee and Gateway shall execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and shall take such further actions, as Gateway or the Lessee shall reasonably request of the other in order to fulfill the intent of this Agreement and the transactions contemplated thereby.

                  31.22 JOINT PROMOTION OF BASEBALL. During the Term of this Agreement, Gateway and the Lessee shall at all times use their best efforts to promote public attendance at the Team's home baseball games at the Baseball Facility.

                  31.23 RETAINED REVENUES. Unless otherwise expressly provided for herein or in the Management Agreement, the Lessee shall be entitled to receive and retain all revenues generated by the operations of the Team or derived from the ownership of the franchise rights to the Team.

                  31.24 NO THIRD PARTY BENEFICIARY. The provision of this Agreement are for the exclusive benefit of the parties hereto and not for the benefit of any third person, nor shall this Agreement be deemed to have conferred any rights, express or implied, upon any third person unless otherwise expressly provided for herein.

                  31.25 CONFORMING AMENDMENTS. The parties acknowledge that this Agreement will be amended to conform to any approved Financing Arrangements entered into from and after the date of this Agreement with the Bank, which amendments shall be subject to the approval of the parties hereto, which approval shall not be unreasonably withheld.

                  31.26 COMMUNITY INVOLVEMENT. The Lessee shall endeavor to provide appropriate senior citizen discounts for certain games played at the Baseball Facility and the Lessee shall also endeavor to provide other appropriate discounts for other Special Events.

                  31.27 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


                                  ARTICLE XXXII
                                  -------------

             GATEWAY COMMON AREA EASEMENT AND MAINTENANCE AGREEMENT

                  Gateway, the Lessee, and the Operator shall enter into the Gateway CAM Agreement. Gateway shall use its best efforts to cause Gateway's other lessees and all other operators or managers to enter into the Gateway CAM Agreement. The proposed Site Plan of the Central Market Square Site (the "CMS Site Plan") is attached hereto as Exhibit G and made a part hereof, and no amendment or modification shall be made to the CMS Site Plan without the written approval of the Lessee, which approval shall not be unreasonably withheld. This Agreement provides for the legal descriptions of the Ballpark Land, Field and the Arena Land to be attached as Exhibits A, B and I, respectively. The parties agree to attach, by amendment to this Agreement, the legal descriptions prepared by Gateway's surveyor based upon the general locations indicated on the CMS Site Plan, unless otherwise mutually agreed, upon completion of Gateway's Work.


                                 ARTICLE XXXIII
                                 --------------

                                 LEGAL OPINIONS

                  33.1 LESSEE'S LEGAL OPINION. Upon execution of this Agreement, the Lessee shall deliver to Gateway the favorable opinion of the Lessee's counsel in the form attached hereto as Exhibit J and made a part hereof.

                  33.2 GATEWAY'S LEGAL OPINION. Upon execution of this Agreement, Gateway shall deliver to the Lessee the favorable opinion of Gateway's counsel in the form attached hereto as Exhibit K and made a part hereof.

                                  ARTICLE XXXIV
                                  -------------

                                 LEAGUE APPROVAL

                  This Agreement shall be null and void, and of no further force or effect if, within sixty (60) days after execution by Gateway and the Lessee, this Agreement has not been approved by the Commissioner of Baseball and the President of the American League. After execution hereof by Gateway and the Lessee, the Lessee shall immediately request such approval.

                                  ARTICLE XXXV
                                  ------------

                    THREE PARTY AGREEMENT AND CENTRAL MARKET
                           COMMUNITY DEVELOPMENT PLAN

                  Gateway shall not approve any amendment to the Three Party Agreement as provided in Section 5.05 thereof or the Central Market Community Development Plan as provided in Section III.D. thereof without the prior written consent of Lessee, which consent may be withheld in the Lessee's sole discretion if such amendment would materially affect the Lessee's rights provided for in this Agreement, the Lease Agreement, the Management Agreement or the Gateway CAM Agreement.

                  IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.


Witnesses as to Gateway:        GATEWAY ECONOMIC DEVELOPMENT
                                CORPORATION OF GREATER CLEVELAND,
                                an Ohio nonprofit corporation



/s/ illegible                   By:  /s/ Pat Parker
-------------------------           -------------------------------

/s/ Janice Field                Its: Chairman
-------------------------           -------------------------------



Witnesses as to Lessee:         CLEVELAND INDIANS BASEBALL COMPANY
                                LIMITED PARTNERSHIP, an Ohio Limited
                                Partnership

                                By:  Cleveland Baseball Corporation,
                                       an Ohio corporation, its sole
                                           general partner


/s/ illegible                   By: /s/ Martin J. Cleary
-------------------------           -------------------------------
                                        Martin J. Cleary

/s/ Janice Field                Its:  Vice President
-------------------------